Exhibit 2.1

Execution Version

CONTRIBUTION AGREEMENT

by and among

EQT GATHERING, LLC,

EQT MIDSTREAM PARTNERS, LP,

EQT MIDSTREAM SERVICES, LLC,

and

EQM GATHERING OPCO, LLC

Dated as of April 30, 2014

ii

Section 9.10	Assignment; Successors	42
Section 9.11	Enforcement	42
Section 9.12	Currency	42
Section 9.13	Severability	42
Section 9.14	Waiver of Jury Trial	43
Section 9.15	Counterparts	43
Section 9.16	Electronic Signature	43
Section 9.17	Time of Essence	43
Section 9.18	No Presumption Against Drafting Party	43

TABLE OF EXHIBITS AND SCHEDULES

Exhibits

Exhibit A-1 – Personal Property

Exhibit A-2 – Jupiter Operational Assets

Exhibit A-3 – Jupiter Non-Operational Assets

Exhibit A-4 - Transferred Contracts

Exhibit B – Form of Conveyance Agreement

Schedules

EQM Disclosure Schedules

Schedule 3.4 – No Conflict; Required Filings and Consents

Jupiter Disclosure Schedules

Schedule 4.3 – No Conflict; Required Filings and Consents

Schedule 4.4(a) - Jupiter Financial Statements

Schedule 4.6 – No Adverse Changes

Schedule 4.7 – Licenses, Permits

Schedule 4.8 – Litigation, Laws and Regulations

Schedule 4.13 – Environmental Matters

Schedule 4.14 – Contracts

Schedule 4.15 – Insurance

iii

CONTRIBUTION AGREEMENT

THIS CONTRIBUTION AGREEMENT, dated as of April 30, 2014 (this “Agreement”), is by and among EQT Gathering, LLC, a Delaware limited liability company (“EQT Gathering”), EQT Midstream Partners, LP, a Delaware limited partnership (“EQM”), EQT Midstream Services, LLC, a Delaware limited liability company and the general partner of EQM (“EQM GP”), and EQM Gathering Opco, LLC, a Delaware limited liability company and an indirect wholly owned subsidiary of EQM (“EQM Gathering Opco”).

RECITALS

A.        EQT Gathering desires to contribute, transfer, assign and convey to EQM Gathering Opco in accordance with the terms of this Agreement and the Conveyance Agreement, and EQM Gathering Opco desires to acquire from EQT Gathering in accordance with the terms of this Agreement and the Conveyance Agreement, the Jupiter Assets (as defined below) (such transaction being the “Contribution”).

B.        The Conflicts Committee has previously (i) received a fairness opinion from its financial advisor as to the consideration to be paid by EQM in consideration of the Contribution and (ii) found the Contribution to be fair and reasonable to, and in the best interest of, EQM and its public holders of Common Units and recommended that the board of directors (the “Board of Directors”) of EQM GP, approve the Contribution and this Agreement, and, subsequently, the Board of Directors has approved the Contribution and this Agreement.

AGREEMENT

In consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1      Certain Defined Terms.  For purposes of this Agreement:

“Action” means any claim, action, suit, inquiry, proceeding, audit or investigation by or before any Governmental Authority, or any other arbitration, mediation or similar proceeding.

“Adverse Consequences” means all Actions, hearings, charges, complaints, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs (including court costs and investigative and remedial costs), amounts paid in settlement, liabilities, obligations, Taxes, Liens, losses, fees and expenses (including reasonable attorneys’ and accountants’ fees).

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

“Ancillary Agreements” means all agreements, documents and instruments required to be delivered by any party hereto or its Affiliates pursuant to this Agreement in connection with this Agreement or the transactions contemplated hereby, including the Conveyance Agreement, the Gas Gathering Agreement and any customary closing certificates.

“Applicable Law” means any law or administrative rule or regulation or any judicial, administrative or arbitration order, award, judgment, writ, injunction or decree that relates to a party in a particular context.

“Board of Directors” has the meaning set forth in the recitals.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Applicable Law to be closed in The City of New York.

“Cash Amount” means $1,121,000,000; provided that if, prior to Closing, EQM GP makes any cash contributions to EQM in exchange for General Partner Units in connection with the Offering, the Cash Amount shall be increased by the aggregate amount of such contributions.

“CERCLA” means Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended.

“Closing” has the meaning set forth in Section 2.6.

“Closing Date” has the meaning set forth in Section 2.6.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commission” means the United States Securities and Exchange Commission.

“Common Unit Quantity” means a number of Common Units equal to the excess of the Total Unit Quantity over the General Partner Unit Quantity.

“Common Units” has the meaning given to such term in the EQM Partnership Agreement.

“Common Unit Price” means the price per Common Unit to the public (before underwriting discounts and commissions, placement fees or other expenses) in the Offering, the net proceeds of which are to be used in part to fund a portion of the Cash Amount.

“Conflicts Committee” means the Conflicts Committee of the Board of Directors of EQM GP.

“Consideration” means an amount equal to $1,180,000,000.

“Contract” means any contract, agreement, arrangement or understanding, whether written or oral and whether express or implied.

“Contribution” has the meaning set forth in the recitals.

“control,” including the terms “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, as general partner or managing member, by Contract or otherwise, including the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

“Conveyance Agreement” means a General Conveyance, Assignment and Bill of Sale to be entered into between EQT Gathering and EQM Gathering Opco with respect to the Jupiter Assets in substantially the form attached as Exhibit B hereto.

“Disclosure Schedules” means the Jupiter Disclosure Schedules or the EQM Disclosure Schedules, as the context requires.

“DLLCA” means the Delaware Limited Liability Company Act.

“DRULPA” means the Delaware Revised Uniform Limited Partnership Act.

“Environmental Laws” means, all federal, state, and local laws, statutes, rules, regulations, ordinances, judgments, codes, injunctions, decrees, Environmental Permits and other legally enforceable requirements and rules of common law relating to (a) pollution or protection of the environment or natural resources, (b) any Release or threatened Release of, or any exposure of any Person or property to, any Hazardous Substance and (c) the generation, manufacture, processing, distribution, use, treatment, storage, transport or handling of any Hazardous Substance, including, without limitation, the federal Comprehensive Environmental Response, Compensation, and Liability Act, the Superfund Amendments Reauthorization Act, the Resource Conservation and Recovery Act, the Clean Air Act, the Federal Water Pollution Control Act, the Toxic Substances Control Act, the Oil Pollution Act, the Safe Drinking Water Act, the Hazardous Materials Transportation Act and other environmental conservation and protection laws, each as amended through and existing as of the Closing Date.

“Environmental Permits” means all permits, licenses, franchises, approvals, certificates, consents, waivers, concessions, exemptions, orders, registrations, notices or authorizations of any Governmental Authority under any Environmental Law.

“EQM” has the meaning set forth in the preamble.

“EQM Disclosure Schedules” has the meaning set forth in Article III.

“EQM Gathering Opco” has the meaning set forth in the preamble.

“EQM GP” has the meaning set forth in the preamble.

“EQM LP” means EQT Midstream Investments, LLC, a Delaware limited liability company.

“EQM Material Adverse Effect” means, a material adverse effect on or material adverse change in (i) the assets, liabilities, financial condition or results of operations of EQM or EQM Gathering Opco, taken as a whole or (ii) the ability of EQM or EQM Gathering Opco to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement; provided, however, that none of the following effects, changes, events, facts, conditions or developments (either alone or in combination) shall be taken into account for purposes of determining whether an EQM Material Adverse Effect has occurred:  (A) conditions affecting the natural gas gathering and transportation industry generally (including any change in the prices of natural gas or other hydrocarbon products, industry margins or any regulatory changes or changes in Applicable Law), (B) any adverse change, event or effect affecting the United States or global economic or political conditions (including any affect or change as a result of any engagement in hostilities or the occurrence of any military of terrorist attack) or financial markets in general, (C) any change or effect relating to seasonal reductions in revenues or earnings of EQM or EQM Gathering Opco in the ordinary course of its businesses, or (D) any change resulting from the entry into or announcement of this Agreement, actions contemplated by this Agreement or the consummation of transactions contemplated hereby; except in the case of clauses (A) and (B), to the extent disproportionately affecting EQM or EQM Gathering Opco as compared with other similarly situated parties in the natural gas gathering and transportation industry.

“EQM Partnership Agreement” means the First Amended and Restated Agreement of Limited Partnership of EQM, dated as of July 2, 2012, as amended from time to time.

“EQM Protected Parties” has the meaning set forth in Section 8.1(a).

“EQM SEC Documents” has the meaning set forth in Section 3.5.

“EQT Gathering” has the meaning set forth in the preamble.

“EQT Gathering Protected Parties” has the meaning set forth in Section 8.1(b).

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations of the Commission promulgated thereunder.

“Excluded Assets” means any assets of EQT Gathering that are not included within the Jupiter Assets.

“GAAP” means United States generally accepted accounting principles and practices as in effect on the date hereof.

“Gas Gathering Agreement” means that certain Jupiter Gas Gathering Agreement, entered into as of April 30, 2014, and effective as of May 1, 2014, among EQT Production Company, EQT Energy, LLC and EQT Gathering.

“General Partner Unit Quantity” means that number of General Partner Units that, when added to the number of General Partner Units owned by EQM GP immediately prior to Closing, causes the Percentage Interest of EQM GP to be 2%, after taking into account as outstanding the Total Unit Quantity and the Common Units issued, or to be issued, pursuant to the Offering (excluding Common Units that are or may be issued upon exercise of the over-allotment option granted by EQM to the underwriters in connection with the Offering, except to the extent such Common Units are issued at Closing).

“General Partner Units” has the meaning assigned to such term in the EQM Partnership Agreement.

“Governmental Authority” means any United States or non-United States federal, national, supranational, state, provincial, local or similar government, governmental, regulatory or administrative authority, branch, agency or commission or any court, tribunal, or arbitral or judicial body (including any grand jury).

“Hazardous Substance” means (a) any substance that is designated, defined or classified as a hazardous waste, hazardous material, pollutant, contaminant or toxic or hazardous substance, or terms of similar meaning, or that is otherwise regulated under any Environmental Laws, including, without limitation, any hazardous substance as such term is defined under the Comprehensive Environmental Response, Compensation, and Liability Act, as amended, (b) petroleum, petroleum products, natural gas, crude oil, gasoline, fuel oil, motor oil, waste oil, diesel fuel, jet fuel and other petroleum hydrocarbons, whether refined or unrefined, and (c) radioactive materials, asbestos, whether in a friable or a non-friable condition, and polychlorinated biphenyls.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” means, without duplication, (i) indebtedness for borrowed money or indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money, (ii) amounts owing as deferred purchase price for property or services, (iii) indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security, (iv) obligations under any interest rate, currency or other hedging agreement, (v) obligations under any performance bond or letter of credit, but only to the extent drawn or called prior to the Closing Date, (vi) all capitalized lease obligations as determined under GAAP, (vii) guarantees with respect to any indebtedness of any other Person of a type described in clauses (i) through (vi) above, and (viii) for clauses (i) through (vii) above, all accrued but unpaid interest thereon, if any, and any termination fees, prepayment penalties, “breakage” cost or similar payments associated with the repayments of such Indebtedness on the Closing Date.

“Indemnified Party” has the meaning set forth in Section 8.2(a).

“Indemnifying Party” has the meaning set forth in Section 8.2(a).

“Insurance Policies” has the meaning set forth in Section 8.2(a).

“Intellectual Property” means all intellectual or industrial property and rights therein, however denominated, throughout the world, whether or not registered, including all patent applications, patents, trademarks, service marks, trade styles or dress, mask works, copyrights (including copyrights in computer programs, software, computer code, documentation, drawings, specifications and data), works of authorship, moral rights of authorship, rights in designs, trade secrets, technology, inventions, invention disclosures, discoveries, improvements, know-how, proprietary rights, formulae, processes, methods, technical and business information, and confidential and proprietary information, and all other intellectual and industrial property rights, whether or not subject to statutory registration or protection and, with respect to each of the foregoing, all registrations and applications for registration, renewals, extensions, continuations, reexaminations, reissues, divisionals, improvements, modifications, derivative works, goodwill, and common law rights, and causes of action relating to any of the foregoing.

“Intellectual Property Assets” has the meaning given in Section 4.11.

“Jupiter Assets” means the following:

(a)        All gathering lines, pipelines, compressors, equipment, machinery, fixtures and other tangible personal property and improvements used or held for use primarily in connection with the ownership or operation of the “Jupiter” gas gathering system depicted on Exhibit A-1 (the “Gathering Assets”);

(b)        All Contracts, or portions of Contracts, as applicable, by which the “Jupiter” gas gathering system is bound or subject, including gathering agreements, pipeline agreements, declarations and orders, exchange agreements, and transportation agreements, including those Contracts described in Exhibit A-4 (the “Transferred Contracts”);

(c)        All of the following: (i) all of the easements, licenses, servitudes, rights-of-way, surface leases, fee interests and other surface rights appurtenant to, and used or held for use primarily in connection with, the Gathering Assets, and any options or similar rights to acquire any of the foregoing, including those easements and fee interests described on Exhibit A-2; and (ii) the easements and fee interests described in Exhibit A-3 (all of the easements described in Exhibits A-2 or A-3 being referred to as the “Easements”).

(d)       All Permits that pertain primarily to the construction, ownership or operation of the “Jupiter” gas gathering system;

(e)        All Intellectual Property, goodwill associated therewith, trade names, licenses and sublicenses granted and obtained with respect thereto, and rights thereunder, remedies against infringements thereof, and rights to protection of interests therein under the laws of all jurisdictions relating to the Gathering Assets;

(f)        All claims, deposits, prepayments, refunds, causes of action, choses in action, rights of recovery, rights of set off and rights of recoupment (excluding any such item relating to the payment of Taxes), in each case to the extent the same relate to the “Jupiter” gas gathering system or the Jupiter Asset Liabilities; and

(g)        All gathering and transportation files, compression files, land files and surveys, Transferred Contract files and all other books, records, data, files, maps and accounting records to the extent relating primarily to the “Jupiter” gas gathering system, excluding however, (A) computer software; (B) all legal records and legal files of EQT Gathering (other than (x) title opinions and (y) Transferred Contracts) and all other work product of and attorney-client communications with any of EQT Gathering’s legal counsel; (C) any other records to the extent constituting Excluded Assets; and (D) contracts and agreements of no further force and effect as of the Closing Date.

“Jupiter Asset Liabilities” means all of the following liabilities and obligations arising out of or relating to the business conducted using any of the Jupiter Assets, or the ownership, operation or use of the Jupiter Assets, whether arising before, on or after the Closing Date (except as otherwise provided with respect to the liabilities and obligations identified in clauses (a), (c) and (d) of this definition):

(a)        all contractual liabilities and obligations under the Transferred Contracts arising on or after the Closing Date, other than contractual liabilities and obligations for Indebtedness unless such Contracts giving rise to contractual liabilities and obligations for Indebtedness are identified on Exhibit A-4;

(b)        all liabilities and obligations relating to any customer deposits and customer advances in connection with the business conducted using the Jupiter Assets;

(c)        unless otherwise provided for in Section 5.8 of this Agreement, all liabilities and obligations associated with the Jupiter Assets in respect of Taxes for periods commencing on or after the Closing Date; and

(d)       all liabilities and obligations (contingent or otherwise) arising out of any claim, litigation or proceeding relating to the ownership or operation of the Jupiter Assets on or after the Closing or the business conducted or operating using any of the Jupiter Assets on or after the Closing Date;

provided, however, that the Jupiter Asset Liabilities shall not include liabilities relating to the Excluded Assets.

“Jupiter Disclosure Schedules” has the meaning set forth in Article IV.

“Jupiter Financial Statements” has the meaning set forth in Section 4.4(a).

“Jupiter Material Adverse Effect” means a material adverse effect on or material adverse change in (i) the assets, liabilities, financial condition or results of operations of the Jupiter Assets, taken as a whole or (ii) the ability of EQT Gathering to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement; provided, however, that none of the following effects, changes, events, facts, conditions or developments (either alone or in combination) shall be taken into account for purposes of determining whether a Jupiter Material Adverse Effect has occurred:  (A) conditions affecting the natural gas gathering and transportation industry generally (including any change in the prices of natural gas or other hydrocarbon products, industry margins or any regulatory changes or changes in Applicable Law), (B) any adverse change, event or effect affecting the United States or global economic or political conditions (including any affect or change as a result of any engagement in hostilities or the occurrence of any military of terrorist attack) or financial markets in general, (C) any change or effect relating to seasonal reductions in revenues or earnings of the Jupiter Assets in the ordinary course of business, or (D) any change resulting from the entry into or announcement of this Agreement, actions contemplated by this Agreement or the consummation of transactions contemplated hereby; except in the case of clauses (A) and (B), to the extent disproportionately affecting the Jupiter Assets as compared with other similarly situated assets in the natural gas gathering and transportation industry.

“Jupiter Material Contract” has the meaning given in Section 4.14(a).

“Jupiter Non-Operational Assets” means those Jupiter Assets identified in Exhibit A-3, all of which are assets that are not being used by EQT Gathering in the operation of the Gathering Assets on the date hereof and on the Closing Date.

“Jupiter Operational Assets” means all Jupiter Assets that are not Jupiter Non-Operational Assets; provided, however that if any of the Jupiter Assets identified in Exhibit A-3 are used by EQT Gathering in the operation of the Gathering Assets on or prior to the Closing Date, such assets shall be deemed Jupiter Operational Assets under this Agreement.

“Knowledge” means, in the case of EQM or EQM Gathering Opco, the actual knowledge of Randall L. Crawford or Phillip G. Elliott, and, in the case of EQT Gathering, the actual knowledge of Randall L. Crawford, Phillip G. Elliott, or Shawn Posey, in each case after due inquiry.  For purposes of the foregoing definition, “due inquiry” shall mean (i) a reasonable investigation of documents in the files of such party, (ii) reasonable inquiry of those officers of, or Persons performing similar functions for, such party who have responsibility for the matter as to which a particular representation or warranty relates and (iii) a review with the principal accounting, tax and legal advisors of such party with respect to all relevant matters covered by the representations and warranties of such party.

“Lien” means any charge, claim, limitation, condition, equitable interest, mortgage, lien, option, pledge, security interest, easement, encroachment, right of first refusal, adverse claim or restriction of any kind, including any restriction on or transfer or other assignment, as security or otherwise, of or relating to use, quiet enjoyment, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Like-Kind Exchange” has the meaning set forth in Section 5.8(g).

“Material Disposition Transaction” has the meaning set forth in Section 5.8(h).

“Nonassignable Assets” has the meaning set forth in Section 2.3.

“Notice” has the meaning set forth in Section 9.5.

“Offering” means a firm commitment underwritten public offering of Common Units registered under the Securities Act effected by EQM contemporaneously with or immediately prior to Closing.

“Outside Date” has the meaning set forth in Section 7.1(c)(i).

“O&M Agreement” has the meaning set forth in Section 6.1(e).

“Percentage Interest” has the meaning assigned to such term in the EQM Partnership Agreement.

“Permits” means licenses, permits, agreements, and authorizations issued or granted or waived by Governmental Authorities that are necessary for the conduct of a party’s business as now being conducted.

“Permitted Liens” means all: (i) mechanics’, materialmen’s, repairmen’s, employees’, contractors’, operators’, carriers’, workmen’s or other like Liens or charges arising by operation of law, in the ordinary course of business or incident to the construction or improvement of any of the Jupiter Assets, in each case, for amounts not yet delinquent (including any amounts being withheld as provided by law); (ii) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business provided that such lien will not materially interfere with the ownership, use, value, operation or maintenance of the Jupiter Assets to which they pertain or EQT Gathering’s ability to perform its obligations hereunder; (iii) immaterial defects and irregularities in title, encumbrances, exceptions and other matters that, singularly or in the aggregate, will not materially interfere with the ownership, use, value, operation or maintenance of the Jupiter Assets to which they pertain or EQT Gathering’s ability to perform its obligations hereunder; (iv) Liens for Taxes that are not due and payable; (v) pipeline, utility and similar easements and other rights in respect of surface operations, provided that such easements and other rights will not materially interfere with the ownership, use, value, operation or maintenance of the Jupiter Assets to which they pertain or EQT Gathering’s ability to perform its obligations hereunder; (vi) Liens supporting surety bonds, performance bonds and similar obligations issued in connection with EQT Gathering’s business, provided that such liens will not materially interfere with the ownership, use, value, operation or maintenance of the Jupiter Assets to which they pertain or EQT Gathering’s ability to perform its obligations hereunder;  (vii) all rights to consent, by required notices to, filings with, or other actions by Governmental Authorities; and (viii) all rights to consent by third parties in connection with the sale or conveyance of easements, rights of way, licenses, facilities or interests therein if they are customarily obtained subsequent to the sale or conveyance, as disclosed on Jupiter Disclosure Schedule 4.3 or, if not disclosed on Jupiter Disclosure Schedule 4.3, which if not obtained would not materially interfere with the ownership, use, value, operation or maintenance of the Jupiter Assets to which they pertain or EQT Gathering’s ability to perform its obligations hereunder.

“Person” means an individual, corporation, partnership, limited partnership, limited liability company, limited liability partnership, syndicate, person, trust, association, organization or other entity, including any Governmental Authority, and including any successor, by merger or otherwise, of any of the foregoing.

“Planned Expansion” has the meaning assigned to such term in the Gas Gathering Agreement.

“Post-Closing Period” has the meaning given in Section 5.8(c).

“Pre-Closing Period” has the meaning given in Section 5.8(c).

“QEAT” has the meaning set forth in Section 5.8(g).

“QI” has the meaning set forth in Section 5.8(g).

“Real Property Agreements” has the meaning set forth in Section 4.9(a).

“Real Property Assets” has the meaning set forth in Section 4.9(a).

“Release” has the meaning set forth in 42 U.S.C. § 9601(22).

“Representatives” means, with respect to any Person, officers, directors, managers, members, general partners, principals, employees, advisors, auditors, agents, bankers and other representatives of such Person.

“Retained Liabilities” has the meaning set forth in Section 2.5.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations of the Commission promulgated thereunder.

“Straddle Period” has the meaning given in Section 5.8(c).

“Subsidiary” means, with respect to any Person, any other Person controlled by such first Person, directly or indirectly, through one or more intermediaries.

“Tax” means any and all U.S. federal, state, local or foreign net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, capital stock, profits, license, license fee, environmental, customs duty, unclaimed property or escheat payments, alternative fuels, mercantile, lease, service, withholding, payroll, employment, unemployment, social security, disability, excise, severance, registration, stamp, occupation, premium, property (real or personal), windfall profits, fuel, value added, alternative or add on minimum, estimated or other similar taxes, duties, levies, customs, tariffs, imposts or assessments (including public utility commission property tax assessments) imposed by any Governmental Authority, together with any interest, penalties or additions thereto payable to any Governmental Authority in respect thereof.

“Tax Proceeding” has the meaning set forth in Section 4.12.

“Tax Return” means any return, declaration, report, statement, election, claim for refund or other written document, together with all attachments, amendments and supplements thereto, filed with or provided to, or required to be filed with or provided to, a Governmental Authority in respect of Taxes.

“Title Representation Breach” has the meaning set forth in Section 8.2(a).

“Total Unit Quantity” means a number of Units equal to the quotient of (a) the excess of the Consideration over the Cash Amount, divided by (b) the Common Unit Price.

“Transfer Taxes” has the meaning set forth in Section 5.8(b).

“United States” means the United States of America.

“Units” means the Common Units and General Partner Units issued as a part of the Consideration.

ARTICLE II
THE CONTRIBUTION

Section 2.1      The Asset Contribution.  Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, EQT Gathering shall contribute, transfer, assign and convey all of EQT Gathering’s right, title and interest in and to the Jupiter Assets to EQM Gathering Opco, free and clear of all Liens other than Permitted Liens, and EQM Gathering Opco shall acquire the Jupiter Assets from EQT Gathering.

Section 2.2      Assumed Liabilities.  In connection with the Contribution, as of the Closing Date, EQM Gathering Opco shall assume and agree to duly and timely pay, perform and discharge all of the Jupiter Asset Liabilities, to the full extent that EQT Gathering had been, prior to the Closing Date, or would have been in the future, obligated to pay, perform and discharge the Jupiter Asset Liabilities but for the Contribution and the execution and delivery of this Agreement; provided, however, that said assumption and agreement to duly and timely pay, perform and discharge the Jupiter Asset Liabilities shall not (a) increase the obligation of EQM Gathering Opco with respect to the Jupiter Asset Liabilities beyond that of EQT Gathering, (b) waive any valid defense that was available to EQT Gathering with respect to the Jupiter Asset Liabilities, or (c) enlarge any rights or remedies of any third party under any of the Jupiter Asset Liabilities.

Section 2.3      Nonassignable Assets.  Nothing in this Agreement or the Ancillary Agreements, nor the consummation of the transactions contemplated hereby or thereby shall be construed as an attempt or agreement to assign any Jupiter Assets which by their terms or by applicable law are nonassignable without the consent of a third party or a Governmental Authority or are cancelable by a third party in the event of an assignment without consent (the “Nonassignable Assets”) unless and until such consent shall have been obtained. When and if such consents are obtained, to the extent permitted by Applicable Law and the terms of the applicable Nonassignable Asset, the assignment of the Nonassignable Asset subject thereto shall become effective automatically as of the date hereof, without further action on the part of any party. The parties agree to use their commercially reasonable efforts, at the sole cost and expense (including reasonable attorney’s fees) of EQT Gathering, to obtain on a timely basis the consents required to assign the Nonassignable Assets. In the event consents to the assignment of a Nonassignable Asset cannot be obtained, to the extent permitted by Applicable Law and the terms of the applicable Nonassignable Asset, such Nonassignable Asset shall be held from and after the Closing Date, by EQT Gathering in trust for EQM Gathering Opco and the covenants and obligations thereunder shall be performed by EQM Gathering Opco in the name of EQT Gathering and all benefits, obligations and liabilities existing thereunder shall be for EQM Gathering Opco’s account.

Section 2.4      Excluded Assets.  EQM Gathering Opco agrees and acknowledges that EQM Gathering Opco shall not be granted, contributed, transferred, assigned or conveyed, and the Jupiter Assets shall not include, any of the Excluded Assets.  Without limiting the generality of the foregoing, the Excluded Assets shall include (i) all assets of EQT Gathering necessary for the provision of services to EQM and its subsidiaries under the O&M Agreement and (ii) all accounts receivable that relate to gathering and transportation services rendered utilizing the Jupiter Assets prior to Closing (and EQM and EQM Gathering Opco shall remit to EQT Gathering any payments that it receives in respect of such accounts receivable).

Section 2.5      Retained Liabilities.  The Retained Liabilities shall remain the sole responsibility of and shall be retained, paid, performed and discharged solely by EQT Gathering. “Retained Liabilities” shall mean every liability and obligation of EQT Gathering other than the Jupiter Asset Liabilities.

Section 2.6      Closing; Closing Date.

(a)        The closing of the Contribution (the “Closing”) shall take place at the principal offices of EQM (i) within two (2) Business Days following the satisfaction or, to the extent permitted by Applicable Law, waiver of all conditions to the obligations of the parties set forth in Article VI (other than such conditions as may, by their terms, only be satisfied at the Closing or on the Closing Date) or (ii) at such other place or on such other date as the parties mutually may agree in writing.  The day on which the Closing takes place is referred to as the “Closing Date.”

(b)        The Contribution shall be effective for all purposes as of the Closing Date.  EQT Gathering shall be entitled to all of the rights of ownership of the Jupiter Assets prior to Closing, and EQM Gathering Opco shall be entitled to all of the rights of ownership of the Jupiter Assets following the Closing.

Section 2.7      Subsequent Actions.  If, at any time after the Closing Date, EQM Gathering Opco shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in EQM Gathering Opco its right, title or interest in, to or under any of the Jupiter Assets or otherwise to carry out this Agreement, EQT Gathering shall execute and deliver all such deeds, bills of sale, assignments and assurances and shall take and do all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in and to the Jupiter Assets in EQM Gathering Opco or otherwise to carry out this Agreement.  EQT Gathering shall coordinate and cooperate with EQM Gathering Opco and the other parties hereto in exchanging information and supplying such reasonable assistance as may be reasonably requested in connection with the matters contemplated by this Section 2.7.

Section 2.8      Consideration.  The aggregate consideration to be paid by EQM in respect of the Contribution shall be the Consideration.  At the Closing, EQM shall distribute or issue the Consideration as follows:

(a)        A wire transfer of the Cash Amount in immediately available funds paid to EQT Gathering or its designee(s);

(b)        The issuance to EQM LP of a number of Common Units equal to the Common Unit Quantity; and

(c)        The issuance to EQM GP of a number of General Partner Units equal to the General Partner Unit Quantity.

ARTICLE III
REPRESENTATIONS AND WARRANTIES
OF EQM GATHERING OPCO AND EQM

All representations and warranties of EQM Gathering Opco and EQM are made subject to the exceptions noted in the schedules delivered by EQM Gathering Opco and EQM to EQT Gathering concurrently herewith and identified by the parties as the “EQM Disclosure Schedules.”  EQM Gathering Opco and EQM may, at their option, include in the EQM Disclosure Schedules items that are not material or required to be disclosed in order to avoid any misunderstanding, and any such inclusion, or any references to dollar amounts, shall not be deemed to be an acknowledgement or representation that such items are material or required to be disclosed, to establish any standard of materiality, or to define further the meaning of such terms for purposes of this Agreement.  Any disclosure set forth on any particular schedule with specific reference to the particular section or subsection of this Agreement to which the information set forth in the schedule relates shall be deemed disclosed with respect to other sections or subsections of this Agreement only if it is reasonably apparent from a reading of such disclosure that such disclosure also relates to such other sections or subsections.  EQM Gathering Opco and EQM each hereby represents and warrants to EQT Gathering as follows:

Section 3.1      Organization and Existence.  EQM is a limited partnership duly organized, validly existing and in good standing under the Applicable Law of the State of Delaware, and has full limited partnership power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted.  EQM Gathering Opco is a limited liability company duly organized, validly existing and in good standing under the Applicable Law of the State of Delaware, and has full limited liability company power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted.

Section 3.2      Authority and Approval.

(a)        The Board of Directors, at a meeting thereof duly called and held or by written consent in accordance with the DLLCA, determined that this Agreement and the Contribution are fair to and in the best interests of EQM Gathering Opco and EQM.

(b)        The Board of Managers of EQM Gathering Opco,  at a meeting duly called and held or by written consent in accordance with DLLCA, approved this Agreement.

Section 3.3      Units.

(a)        The issuance by EQM of the Units comprising part of the Consideration and the limited and general partner interests represented thereby: (i) has been duly authorized by EQM pursuant to the EQM Partnership Agreement; (ii) when issued and delivered in accordance with the terms of this Agreement and the EQM Partnership Agreement, will be validly issued, fully paid (to the extent required by the EQM Partnership Agreement) and, with respect to the limited partner interests, nonassessable (except as such nonassessability may be affected by Sections 17-

303, 17-607 and 17-804 of the DRULPA); and (iii) will be free of any and all Liens and restrictions on transfer, other than restrictions on transfer under the EQM Partnership Agreement, DRULPA, and under other applicable state and federal securities laws.

(b)        EQM’s currently outstanding Common Units are listed on the New York Stock Exchange, and EQM has not received any notice of delisting.

(c)        On the Closing Date, the Units shall have those rights, preferences, privileges and restrictions governing the Common Units and General Partner Units, as applicable, as set forth in the EQM Partnership Agreement.

Section 3.4      No Conflict; Required Filings and Consents.

(a)        Except as otherwise provided in Section 3.4(b), the execution, delivery and performance by EQM Gathering Opco and EQM of this Agreement and the consummation of the transactions contemplated hereby do not and will not:

(i)         Violate, conflict with any of, result in any breach of, or require the consent of any Person under, the terms, conditions or provisions of the certificate of formation or certificate of limited partnership, or limited liability company agreement or limited partnership agreement, of EQM Gathering Opco or EQM, as applicable;

(ii)        Conflict with or violate any provision of any Applicable Law applicable to EQM Gathering Opco or EQM or any property or asset of EQM Gathering Opco or EQM; or

(iii)       Except as set forth in EQM Disclosure Schedule 3.4, conflict with, result in a breach of, constitute a default under (whether with notice or the lapse of time or both), or accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under, any indenture, mortgage, agreement, Contract, commitment, license, concession, permit, lease, joint venture or other instrument to which EQM Gathering Opco or EQM is a party or by which any of them is bound or to which any of their property is subject, except in the case of clauses (ii) and (iii) for those items which, individually or in the aggregate, would not reasonably be expected to have an EQM Material Adverse Effect.

(b)        Neither EQM Gathering Opco nor EQM is required to file, seek or obtain any notice, authorization, approval, order, permit or consent of or with any Governmental Authority in connection with the execution, delivery and performance by EQM Gathering Opco or EQM of this Agreement or the consummation of the transactions contemplated hereby or in order to prevent the termination of any right, privilege, license or qualification of EQM Gathering Opco or EQM, except for (i) any filings required to be made under the HSR Act, (ii) such filings as may be required by any applicable federal or state securities or “blue sky” Applicable Law, or (iii) as otherwise indicated in EQM Disclosure Schedule 3.4.

(c)        No “fair price,” “interested shareholder,” “business combination” or similar provision of any state takeover law is, or as of the Closing Date will be, applicable to the transactions contemplated by this Agreement.

Section 3.5      Periodic Reports.  EQM’s forms, registration statements, reports, schedules and statements required to be filed by it under the Exchange Act or the Securities Act (all such documents filed prior to the date hereof, collectively the “EQM SEC Documents”) have been filed with the Commission on a timely basis.  The EQM SEC Documents, including, without limitation, any audited or unaudited financial statements and any notes thereto or schedules included therein, at the time filed (or in the case of registration statements, solely on the dates of effectiveness) (except to the extent corrected by a subsequent EQM SEC Document) (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, (b) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, (c) complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto, (d) were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the Commission), and (e) fairly present (subject in the case of unaudited statements to normal and recurring audit adjustments) in all material respects the consolidated financial position of EQM and its consolidated subsidiaries as of the dates thereof and the consolidated results of its operations and cash flows for the periods then ended.  Ernst & Young LLP is an independent registered public accounting firm with respect to EQM and its general partner and has not resigned or been dismissed as independent registered public accountants of EQM as a result of or in connection with any disagreement with EQM on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures.

Section 3.6      No Registration.  Assuming the accuracy of the representations and warranties of EQT Gathering contained in Section 4.18, the issuance and sale of the Units pursuant to this Agreement is exempt from registration requirements of the Securities Act, and neither EQM nor, to the Knowledge of EQM, any authorized Representative acting on its behalf has taken or will take any action hereafter that would cause the loss of such exemption.  Neither EQM nor any of its Subsidiaries have, directly or indirectly through any agent, sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of, any “security” (as defined in the Securities Act) that is or will be integrated with the sale of the Units in a manner that would require registration under the Securities Act.

Section 3.7      Litigation.  There are no civil, criminal or administrative actions, suits, claims, hearings, arbitrations, investigations or proceedings pending or, or to the Knowledge of EQM Gathering Opco or EQM, threatened that (a) question or involve the validity or enforceability of EQM Gathering Opco’s or EQM’s obligations under this Agreement or (b) seek (or reasonably might be expected to seek) (i) to prevent or delay the consummation by EQM Gathering Opco or EQM of the transactions contemplated by this Agreement or (ii) damages in connection with any such consummation.

Section 3.8      Brokers.  Neither EQM Gathering Opco nor EQM has entered (directly or indirectly) into any agreement with any Person that would obligate EQM Gathering Opco or EQM or any of its Affiliates to pay any commission, brokerage or “finder’s fee” or other similar fee in connection with this Agreement or the transactions contemplated hereby.

Section 3.9      Disclosure.  No representation or warranty of EQM Gathering Opco or EQM set forth in this Agreement or in any document filed publicly with the Securities and Exchange Commission, and no information contained in the EQM Disclosure Schedules, contains or will contain any untrue statement of a material fact. To the Knowledge of EQM Gathering Opco and EQM, there is no current state of facts that is not referenced in the representations and warranties of EQM Gathering Opco or EQM set forth in this Agreement in any document filed publicly with the Securities and Exchange Commission, or in the EQM Disclosure Schedules, that would constitute or would be reasonably likely to constitute an EQM Material Adverse Effect.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF EQT GATHERING

All representations and warranties of EQT Gathering are made subject to the exceptions noted in the schedules delivered by EQT Gathering to EQM and EQM Gathering Opco concurrently herewith and identified by the parties as the “Jupiter Disclosure Schedules.”  EQT Gathering may, at its option, include in the Jupiter Disclosure Schedules items that are not material or required to be disclosed in order to avoid any misunderstanding, and any such inclusion, or any references to dollar amounts, shall not be deemed to be an acknowledgement or representation that such items are material or required to be disclosed, to establish any standard of materiality, or to define further the meaning of such terms for purposes of this Agreement.  Any disclosure set forth on any particular schedule with specific reference to the particular section or subsection of this Agreement to which the information set forth in the schedule relates shall be deemed disclosed with respect to other sections or subsections of this Agreement only if it is reasonably apparent from a reading of such disclosure that such disclosure also relates to such other sections or subsections.  The representations and warranties of EQT Gathering shall expire on the eighteen month anniversary of the Closing and shall no longer be of any force or effect thereafter, provided, however, that (i) the representations and warranties set forth in Section 4.1 (Organization), Section 4.2 (Authority and Approval), Section 4.3 (No Conflict; Required Filings and Consents) and Section 4.16 (Brokers) shall survive indefinitely, (ii) the representations and warranties set forth in Section 4.12 (Taxes) shall survive until the sixtieth day following the expiration of the applicable statute of limitations with respect to the matters covered thereby, and (iii) the representations and warranties set forth in Section 4.9 (Title to Real Property) and Section 4.10 (Title to Personal Property; Condition of Jupiter Assets) shall survive until the third anniversary of the Closing Date.  EQT Gathering hereby represents and warrants to EQM and EQM Gathering Opco as follows:

Section 4.1                        Organization.  EQT Gathering is a limited liability company duly organized, validly existing and in good standing under the Applicable Law of the State of Delaware, and has full limited liability company power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted.

Section 4.2                        Authority and Approval.

(a)                               EQT Gathering has full limited liability company power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby.  The execution, delivery and performance by EQT Gathering of this Agreement and the consummation by EQT Gathering of the transactions contemplated hereby have been duly and validly authorized by all requisite limited liability company action of the part of EQT Gathering.  No other limited liability company proceedings on the part of EQT Gathering is necessary to authorize its execution, delivery or performance of this Agreement or its consummation of the transactions contemplated hereby.  This Agreement has been duly executed and delivered by EQT Gathering.  This Agreement constitutes the legal, valid and binding obligations of EQT Gathering, enforceable against EQT Gathering in accordance with its terms.

(b)                              The Board of Managers of EQT Gathering at a meeting thereof duly called and held or by written consent in accordance with the DLLCA approved this Agreement and the Contribution.

Section 4.3                        No Conflict; Required Filings and Consents.

(a)                               Except as otherwise provided in Section 4.3(b), the execution, delivery and performance of this Agreement by EQT Gathering, and the consummation of the transactions contemplated hereby do not and will not:

(i)                                  Violate, conflict with any of, result in any breach of, or require the consent of any Person under, the terms, conditions or provisions of the certificate of formation or limited liability company agreement of EQT Gathering;

(ii)                              Conflict with or violate any provision of Applicable Law;

(iii)                          Except as set forth in Jupiter Disclosure Schedule 4.3, conflict with, result in a breach of, constitute a default under (whether with notice or the lapse of time or both), or accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under, or result in the suspension, termination or cancellation of, or in a right of suspension, termination or cancellation of, any indenture, mortgage, agreement, Contract, commitment, license, concession, permit, lease, joint venture or other instrument to which EQT Gathering is a party or by which it or any of the Jupiter Operational Assets are bound; or

(iv)                          Result in the creation of any Lien on any of the Jupiter Assets under any such indenture, mortgage, agreement, Contract, commitment, license, concession, permit, lease, joint venture or other instrument, except in the case of clauses (ii), (iii) and (iv) for those items which, individually or in the aggregate, would not reasonably be expected to have a Jupiter Material Adverse Effect

(b)                              EQT Gathering is not required to file, seek or obtain any notice, authorization, approval, order, permit or consent of or with any Governmental Authority in connection with the execution, delivery and performance by EQT Gathering of this Agreement or the consummation of the transactions contemplated hereby or in order to prevent the termination of any right, privilege, license or qualification of EQT Gathering, except for (i) as have been waived or obtained or with respect to which the time for asserting such right has expired, (ii) for those which individually or in the aggregate would not reasonably be expected to have a Jupiter Material Adverse Effect, (iii) any filings required to be made under the HSR Act, (iv) such filings as may be required by any applicable federal or state securities or “blue sky” Applicable Law, or (v) as otherwise indicated in Jupiter Disclosure Schedule 4.3.

(c)                               No “fair price,” “interested shareholder,” “business combination” or similar provision of any state takeover law is, or as of the Closing Date will be, applicable to the transactions contemplated by this Agreement.

Section 4.4                        Financial Statements; Undisclosed Liabilities.

(a)                               Jupiter Disclosure Schedule 4.4(a) sets forth a true and complete copy of the financial statements for the Jupiter Gathering System as of and for the three years in the period ended December 31, 2013, including the report of independent auditors thereon (the “Jupiter Financial Statements”).  The Jupiter Financial Statements present fairly in all material respects the financial position of the Jupiter Assets at December 31, 2013 and 2012, its parent net equity for the years then ended and the results of its operations and its cash flows for the year ended December 31, 2013 in conformity with GAAP.

(b)                              There are no liabilities or obligations related to the Jupiter Assets of any nature (whether known or unknown and whether accrued, absolute, contingent or otherwise) and there are no facts or circumstances that would reasonably be expected to result in any such liabilities or obligations, whether arising in the context of federal, state or local judicial, regulatory, administrative or permitting agency proceedings, other than (i) liabilities or obligations reflected or reserved against in the Jupiter Financial Statements, (ii) current liabilities incurred in the ordinary course of business since December 31, 2013, and (iii) liabilities or obligations (whether known or unknown and whether accrued, absolute, contingent or otherwise) that would not, individually or in the aggregate, reasonably be expected to have a Jupiter Material Adverse Effect.

Section 4.5                        Internal Control Over Financial Reporting.  The system of internal controls over financial reporting to which the Jupiter Assets are subject is sufficient to provide reasonable assurance (a) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP consistently applied, (b) that transactions are executed only in accordance with the authorization of management, and (c) regarding the prevention or timely detection of the unauthorized acquisition, use or disposition of the Jupiter Assets.

Section 4.6                        No Adverse Changes.  Except as set forth on Jupiter Disclosure Schedule 4.6, since March 31, 2014:

(a)                               There has not been a Jupiter Material Adverse Effect;

(b)                              The Jupiter Assets have been maintained consistent with past practice;

(c)                               There has not been any material damage, destruction or loss to any material portion of the Jupiter Assets, whether or not covered by insurance;

(d)                             There has been no delay in, or postponement of, the payment of any undisputed liabilities related to the Jupiter Assets, individually or in the aggregate, in excess of $100,000;

(e)                               None of the items described in Section 5.1 has occurred; and

(f)                                No Contract or agreement has been entered to, or commitment has been made to do any of the foregoing.

Section 4.7                        Licenses; Permits.

(a)                               As of the date of this Agreement, except as set forth in Jupiter Disclosure Schedule 4.7, EQT Gathering has all material Permits relating to the Jupiter Operational Assets.  Jupiter Disclosure Schedule 4.7 sets forth a true and complete list of all material Permits that have been applied for and are pending as of the date of this Agreement in connection with the Planned Expansion.

(b)                              All material Permits relating to the Jupiter Operational Assets are in full force and effect and are validly held by EQT Gathering.

(c)                               Except as set forth on Jupiter Disclosure Schedule 4.7, the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements will not cancel, suspend, terminate or otherwise require modification of any material Permits relating to the Jupiter Operational Assets, other than any modifications that might be necessary or required in connection with the transfer of such Permits to EQM Gathering Opco.

(d)                             EQT Gathering has complied in all material respects with all terms and conditions of the Permits relating to the Jupiter Operational Assets.

(e)                               There is no outstanding written notice, nor to EQT Gathering’s Knowledge, any other notice of revocation, cancellation or termination of any material Permit relating to the Jupiter Assets.

(f)                                No proceeding is pending or, to EQT Gathering’s Knowledge, threatened with respect to any alleged failure by EQT Gathering to have any material Permit necessary for the operation of any of the Jupiter Operational Assets or to be in compliance therewith.

Section 4.8                        Litigation; Laws and Regulations.  Except as set forth on Jupiter Disclosure Schedule 4.8:

(a)                               There are no material (i) civil, criminal or administrative actions, suits, claims, hearings, arbitrations or proceedings pending or, to EQT Gathering’s Knowledge, threatened, against EQT Gathering, (ii) judgments, orders, decrees or injunctions of any Governmental Authority, whether at law or in equity, against EQT Gathering or (iii) pending or, to EQT Gathering’s Knowledge, threatened, investigations by any Governmental Authority against EQT Gathering, in each case with respect to the Jupiter Assets.

(b)                              EQT Gathering is not in material violation of or in default under any material Applicable Law relating to the Jupiter Assets.

Section 4.9                        Title to Real Property.

(a)                               As of the date hereof, EQT Gathering has valid and indefeasible title to the Jupiter Assets owned by it which constitute real property and are designated as such in Exhibit A-2 or in Exhibit A-3 hereto (the “Real Property Assets”), free and clear of all Liens (other than Permitted Liens).  EQT Gathering has made available to EQM and/or EQM Gathering Opco true, correct and complete copies of all agreements relating to the Real Property Assets, including all modifications, amendments, supplements, waivers, side letters thereto, title abstracts, title opinion letters and the like (collectively, the “Real Property Agreements”).  All Real Property Agreements (i) are valid and enforceable, except as the enforceability thereof may be affected by bankruptcy, insolvency or other similar laws of general applicability affecting the rights of creditors generally or principles of equity and (ii) grant all the material rights purported to be granted thereby, except where the failure of any such Real Property Agreement to be valid and enforceable or to grant the rights purported to be granted thereby would not reasonably be expected to have a Jupiter Material Adverse Effect with respect to the Real Property Assets.

(b)                              No event of default by EQT Gathering presently exists under any Real Property Agreement.  EQT Gathering has not received notice of default under any material Real Property Agreement and to the Knowledge of EQT Gathering, no event of default exists under any material Real Property Agreement.  EQT Gathering has fulfilled and performed all its material obligations with respect to the Real Property Agreements.  No event has occurred that allows, or after notice or lapse of time would allow revocation or termination of any material Real Property Agreement or would result in any impairment of any material rights of a holder under any Easements, rights of way, memorandum of easements, permits, servitudes, licenses, leasehold estates, including, without limitation, leases, subleases and occupancy agreements, any instruments creating an interest in real property, and similar rights related to the Real Property used in connection with EQT Gathering’s business.

(c)                               To the Knowledge of EQT Gathering, there is no action pending or threatened for eminent domain or for condemnation of any Real Property Asset, by any Governmental Authority or other Person.

(d)                             EQT Gathering has no Knowledge, and EQT Gathering has not received any written notice that remains outstanding as of the date of this Agreement that the current use and occupancy of any Real Property Asset is in violation of any of the recorded covenants, conditions, restrictions, reservations, Easements or agreements applicable to such Real Property Asset.

(e)                               EQT Gathering has not received any written notice of, nor to the Knowledge of EQT Gathering, has a request or demand been otherwise made for, EQT Gathering to undertake renovations, repairs or construction work at any portion of the Real Property Assets and to the Knowledge of EQT Gathering, there is currently no need to undertake renovations, repairs or construction work at any portion of the Real Property Assets.  EQT Gathering has all rights necessary to effectuate any such repairs, replacements, alterations or maintenance that may be currently necessary for the operation and use of the pipelines, equipment and compressors located on the Real Property Assets owned by it.

(f)                                The Real Property Assets include (i) all real property that is necessary for the operation of the Jupiter Operational Assets in substantially the same manner as currently being conducted and (ii) the real property upon which the compressors for the Jupiter Station, Callisto Station, Europa Station and Halo Station will be located (in each case as generally depicted on Exhibit A-1).

Section 4.10                Title to Personal Property; Condition of Jupiter Assets.

(a)                               As of the date hereof, EQT Gathering has valid and transferrable title to the Jupiter Assets that constitute personal property, free and clear of all Liens (other than Permitted Liens).  The Jupiter Assets that constitute personal property include all personal property that is necessary for the operation of the Jupiter Assets in substantially the same manner as currently being conducted.

(b)                              The Jupiter Operational Assets have been maintained and repaired in the same manner as a prudent operator would maintain and repair such assets and have been used by EQT Gathering in the ordinary course of business and remain as of the date hereof in suitable and adequate condition for such continued use excluding normal wear and tear.  The Jupiter Operational Assets are adequate to conduct EQT Gathering’s Jupiter gas gathering business substantially in accordance with past practice, in compliance with any material Applicable Law or requirements of a Governmental Authority.

(c)                               Other than the Jupiter Assets identified on Jupiter Disclosure Schedule 4.3, to the Knowledge of EQT Gathering, there are no Nonassignable Assets.  For any Nonassignable Assets, the failure to obtain any of the consents contemplated by Section 2.3 will not have a Jupiter Material Adverse Effect.

(d)                             Other than Section 4.10(c), this Section 4.10 does not relate to real property or interests in real property, such items being the subject of Section 4.9, or to Intellectual Property, such items being the subject of Section 4.11.

Section 4.11                Intellectual Property.  EQT Gathering owns or has the right to use all Intellectual Property constituting part of the Jupiter Assets (the “Intellectual Property Assets”), and the Jupiter Assets do not infringe upon, misappropriate or otherwise violate any Intellectual Property of any third party.  All Intellectual Property Assets owned by EQT Gathering, if any, are free and clear of all Liens (other than Permitted Liens).  The Intellectual Property Assets are all those necessary for the operation of Jupiter gas gathering system as it is currently conducted. Neither the execution or delivery of this Agreement, nor the consummation of the transactions contemplated hereby will, with or without notice or lapse of time, result in, or give any other Person the right or option to cause or declare, a breach or termination of, or cancellation or reduction in, rights of EQT Gathering under any contract providing for the license of any Intellectual Property to EQT Gathering, except for any such terminations, cancellations or reductions that, individually or in the aggregate, would not have a Jupiter Material Adverse Effect.  There is no Intellectual Property-related action, suit, proceeding, hearing, investigation, notice or complaint pending or threatened by any third party before any court or tribunal (including, without limitation, the United States Patent and Trademark Office or equivalent authority anywhere in the world) relating to EQT Gathering or its operations, nor has any claim or demand been made by any third party that alleges any infringement, misappropriation or violation of any Intellectual Property of any third party, or unfair competition or trade practices by EQT Gathering.  EQT Gathering has taken reasonable measures to protect the confidentiality of all material trade secrets.

Section 4.12                Taxes.  (i) All Tax Returns required to be filed by or with respect to the Jupiter Assets have been filed on a timely basis (taking into account all extensions of due dates); (ii) all Taxes owed by EQT Gathering or any of its Affiliates with respect to the Jupiter Assets, which are or have become due, have been timely paid in full; (iii) there are no Liens on any of the Jupiter Assets that arose in connection with any failure (or alleged failure) to pay any Tax on the Jupiter Assets, other than Liens for Taxes not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings for which an adequate reserve has been established therefor; (iv) none of the Jupiter Assets consist of an equity or other ownership interest in any other Person; and (v) there is no pending action, proceeding or, to the Knowledge of EQT Gathering, investigation for assessment or collection of Taxes (“Tax Proceeding”) and no Tax assessment, deficiency or adjustment has been asserted or proposed with respect to the Jupiter Assets.

Section 4.13                Environmental Matters.  Except as disclosed in Jupiter Disclosure Schedule 4.13, or as would not reasonably be expected, individually or in the aggregate, to have a Jupiter Material Adverse Effect:

(a)                               The ownership and operation of the Jupiter Assets are in compliance with applicable Environmental Laws;

(b)                              The Jupiter Assets are not subject to any pending or, to the Knowledge of EQT Gathering, threatened, claim, action, suit, investigation, inquiry or proceeding under any Environmental Laws (including designation as a potentially responsible party under CERCLA or any similar local or state law);

(c)                               EQT Gathering has not received any written communication that remains unresolved alleging either or both that (i) the ownership and operation of the Jupiter Assets may be in violation of any Environmental Law, or any Permit issued pursuant to Environmental Law (including any Environmental Permit), or (ii) EQT Gathering may have any liability under any Environmental Law;

(d)                             All notices, permits, permit exemptions, licenses or similar authorizations, if any, required to be obtained or filed by or on behalf of EQT Gathering under any Environmental

Laws in connection with its current assets, operations and business have been duly obtained or filed, are valid and currently in effect, and EQT Gathering and Jupiter Assets are in compliance with such authorizations; and

(e)                               There has been no Release of any Hazardous Substance into the environment by (i) the Jupiter Assets, or (ii) EQT Gathering, or to the Knowledge of EQT Gathering, by a third party, in connection with the operation or use of the Jupiter Assets, except in compliance with applicable Environmental Laws.

Section 4.14                Contracts.

(a)                               Jupiter Disclosure Schedule 4.14 contains a true and complete listing of the following contracts and other agreements with respect to the ownership and operation of the Jupiter Assets (each such contract or agreement being referred to herein as a “Jupiter Material Contract”):

(i)                                  Any natural gas gathering or transportation agreement;

(ii)                              Any agreement (or group of related agreements with the same Person) for the lease of personal property to or from any Person providing for lease payments in excess of $250,000 per annum;

(iii)                          Any agreement (or group of related agreements with the same Person) for the purchase or sale of raw materials, commodities, supplies, products or other personal property, or for the furnishing or receipt of services, the performance of which is reasonably expected to involve annual consideration in excess of $250,000;

(iv)                          Any agreement concerning a partnership, joint venture, investment or other arrangement (A) involving a sharing of profits or losses relating to all or any portion of the Jupiter Assets, or (B) requiring EQT Gathering to invest funds in or make loans to, or purchase any securities of, another Person, venture or other business enterprise relating to the Jupiter Assets;

(v)                              Any agreement (or group of related agreements with the same Person) with respect to the creation, incurrence, assumption, or guaranteeing of any indebtedness for borrowed money, or any capitalized lease obligation;

(vi)                          Any agreement that prohibits or otherwise materially limits the ability of an owner of the Jupiter Assets to compete in any material respect in any line of business or with any Person or in any material geographic area during any period of time after the Closing;

(vii)                      Any agreement with EQT Gathering or any Affiliate (other than EQM and its Subsidiaries) to the extent applicable to the Jupiter Assets and which individually involves annual revenues or payments in excess of $250,000;

(viii)                  Any collective bargaining agreement;

(ix)                          Any lease under which EQT Gathering is the lessor or lessee of real property that provides for an annual base rental to or from EQT Gathering of more than $250,000;

(x)                              Any easement agreement, right-of-way agreement, license or permit involving an annual payment of more than $250,000;

(xi)                          Any agreement that governs the use or development of Intellectual Property Assets (other than off-the-shelf software license agreements);

(xii)                      Any agreement under which the consequences of a default or termination would reasonably be expected to have a Jupiter Material Adverse Effect; or

(xiii)                  Any other agreement (or group of related agreements with the same Person) not enumerated in this Section 4.14, the performance of which by any party thereto involves consideration in excess of $250,000.

(b)                              EQT Gathering has made available to EQM and/or EQM Gathering Opco a correct and complete copy of each Jupiter Material Contract.

(c)                               (i) With respect to EQT Gathering, each Jupiter Material Contract, and to the Knowledge of EQT Gathering each of the other Transferred Contracts, is legal, valid and binding on and enforceable against EQT Gathering and is in full force and effect; (ii) EQT Gathering is not in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default by EQT Gathering, or permit termination, modification or acceleration under any Jupiter Material Contract or to the Knowledge of EQT Gathering under any of the other Transferred Contracts; (iii) to the Knowledge of EQT Gathering, no other party to any Transferred Contract is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default by such other party, or permit termination, modification or acceleration under any Transferred Contract other than in accordance with its terms, nor has any other party repudiated any provision of any Transferred Contract; and (iv) except as set forth on Jupiter Disclosure Schedule 4.14(c), following the consummation of the transactions contemplated by this Agreement, each Jupiter Material Contract, and to the Knowledge of EQT Gathering, each of the other Transferred Contracts will continue to be legal, valid and binding and in full force and effect on identical terms.

(d)                             EQT Gathering has not given to or received from any other Person any notice or other communication (whether oral or written) regarding any actual, alleged, possible or potential violation or breach of, or default under, any Jupiter Material Contract that continues to be unresolved.

Section 4.15                Insurance.  Jupiter Disclosure Schedule 4.15 sets forth a list of the material insurance policies relating to the Jupiter Assets that EQT Gathering holds or of which it is the beneficiary (the “Insurance Policies”).  The Insurance Policies are in full force and effect, and EQT Gathering has not received written notice of any pending or threatened termination of such policies.  To the Knowledge of EQT Gathering, each of the Insurance Policies are issued by an insurer that is financially sound and reputable.  The Insurance Policies, taken together, provide adequate insurance coverage for the Jupiter Assets for all risks normally insured against by a

Person carrying on the same business or businesses as EQT Gathering in the same location.  The Insurance Policies are sufficient for compliance with Applicable Law and all Jupiter Material Contracts.

Section 4.16                Brokers.  EQT Gathering has not entered (directly or indirectly) into any agreement with any Person that would obligate EQT Gathering to pay any commission, brokerage or “finder’s fee” or other similar fee in connection with this Agreement or the transactions contemplated hereby.

Section 4.17                Disclosure.  No representation or warranty of EQT Gathering set forth in this Agreement, and no information contained in the Jupiter Disclosure Schedules, contains or will contain any untrue statement of a material fact.  To the Knowledge of EQT Gathering, there is no current state of facts that is not referenced in the representations and warranties of EQT Gathering set forth in this Agreement, or in the Jupiter Disclosure Schedules, that would constitute or would be reasonably likely to constitute a Jupiter Material Adverse Effect.

Section 4.18                Investment Intent.  Each of EQM GP and EQM LP is receiving the Units for its own account with the present intention of holding the Units for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act or state securities laws.  Each of EQM GP and EQM LP have such knowledge and experience in financial and business matters that they are capable of evaluating the merits and risk of an investment in the Units.  EQM GP and EQM LP acknowledge that the Units will not be registered under the Securities Act or any applicable state securities law, and that such Units may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and pursuant to state securities laws and regulations as applicable.

ARTICLE V
COVENANTS

Section 5.1                        Conduct of Business by EQT Gathering Prior to the Closing.  Between the date of this Agreement and the Closing Date, unless EQM shall otherwise agree in writing and except as otherwise contemplated by this Agreement or the Jupiter Disclosure Schedules, EQT Gathering hereby agrees that the ownership and operation of the Jupiter Assets shall be conducted only in the ordinary course of business consistent with past practice; and EQT Gathering shall use commercially reasonable efforts to (i) preserve intact the business organization and assets of EQT Gathering, (ii) keep available the services of the current officers and consultants of EQT Gathering, (iii) preserve intact the Jupiter Assets and (iv) preserve the current relationships of EQT Gathering (solely with respect to the Jupiter Assets) with distributors, customers, suppliers and other Persons with which EQT Gathering has significant business relations.  By way of amplification and not limitation, between the date of this Agreement and the Closing Date, except as required by Applicable Law, EQT Gathering shall not do, or propose to do, directly or indirectly, any of the following without the prior written consent of EQM, which consent shall not be unreasonably withheld, conditioned or delayed:

(a)                               Enter into any joint venture, strategic alliance, exclusive dealing, noncompetition or similar contract or arrangement that affects the Jupiter Assets;

(b)                              Sell, pledge, distribute (or declare a distribution with respect to), dividend (or declare a dividend with respect to), dispose of or otherwise subject to any Lien (other than a Permitted Lien) its interest in, the Jupiter Assets;

(c)                               Incur any Indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any Person, in each case, that would be Jupiter Asset Liabilities or that affect the Jupiter Assets;

(d)                             (1) Amend, waive, or modify in any material respect or consent to the termination of any Jupiter Material Contract or amend, waive, modify or consent to the termination of any rights of EQT Gathering thereunder, and (2) Enter into any Contract relating to the Jupiter Assets other than in the ordinary course of business consistent with past practice;

(e)                               Enter into any lease of real or personal property or any renewals thereof involving a term of more than one year or rental obligation exceeding $100,000 per year in any single case and which relates to the Jupiter Assets;

(f)                                Other than in the ordinary course of business consistent with past practice, permit the lapse of any right relating to Intellectual Property Assets or any other material intangible asset used in the business of the Jupiter Assets;

(g)                              Commence or settle any Action other than cash settlements that do not involve any covenants or other agreements limiting the activities of EQT Gathering relating to the Jupiter Assets and that do not involve payments individually or in the aggregate in excess of $25,000;

(h)                              With respect to the Jupiter Assets,  accelerate the collection of or discount any accounts receivable, delay the payment of accounts payable or defer expenses, reduce inventories or otherwise increase cash on hand, except, in each case, in the ordinary course of business consistent with past practice;

(i)                                  take any action, or intentionally fail to take any action, that would result in a breach of any covenant made by EQT Gathering in a Transferred Contract or that has or would reasonably be expected to have a Jupiter Material Adverse Effect; and

(j)                                  announce an intention, enter into any formal or informal agreement, or otherwise make a commitment to do any of the foregoing.

Section 5.2                        Access to Information.  From the date hereof until the Closing Date,  EQT Gathering shall afford EQM and its Representatives reasonably complete access, upon reasonable prior notice (including for inspection and copying) and at reasonable times to the Representatives of EQT Gathering, to the properties, offices, plants and other facilities that make up the Jupiter Assets or that are used to operate or maintain the Jupiter Assets, and to the books and records of EQT Gathering, and shall furnish EQM and its Representatives with such financial, operating and other data and information relating to the Jupiter Assets as EQM may reasonably request.  EQT Gathering shall not be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of EQT Gathering, if applicable, or contravene any Applicable Law, fiduciary duty or binding agreement entered into prior to the date of this Agreement, or if such access or disclosure is specifically restricted under the terms of a confidentiality agreement entered into prior to the date of this Agreement.  The parties shall make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

Section 5.3                        Notification of Certain Matters; Supplements to Disclosure Schedules.

(a)                               EQT Gathering shall give prompt written notice to EQM of (i) the occurrence or non-occurrence of any change, condition or event, the occurrence or non-occurrence of which would render any representation or warranty of EQT Gathering contained in this Agreement or any Ancillary Agreement if made on or immediately following the date of such event, untrue and incorrect in any material respect; (ii) the occurrence of any change, condition or event that has had or is reasonably likely to have a Jupiter Material Adverse Effect; (iii) any failure of EQT Gathering to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder or any event or condition that would otherwise result in the nonfulfillment of any of the conditions to the obligations of EQM or EQM Gathering Opco hereunder; (iv) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements; or (v) any Action pending or, to EQT Gathering’s Knowledge, threatened against a party or the parties relating to the transactions contemplated by this Agreement or the Ancillary Agreements.

(b)                              EQM and/or EQM Gathering Opco shall give prompt written notice to EQT Gathering of (i) the occurrence or non-occurrence of any change, condition or event the occurrence or non-occurrence of which would render any representation or warranty of EQM or EQM Gathering Opco contained in this Agreement or any Ancillary Agreement if made on or immediately following the date of such event, untrue and incorrect in any material respect; (ii) the occurrence of any change, condition or event that has had or is reasonably likely to have a EQM Material Adverse Effect; (iii) any failure of EQM or EQM Gathering Opco to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder or any event or condition that would otherwise result in the nonfulfillment of any of the conditions to EQT Gathering’s obligations hereunder; (iv) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements; or (v) any Action pending or, to the Knowledge of EQM or EQM Gathering Opco, threatened against a party or the parties relating to the transactions contemplated by this Agreement or the Ancillary Agreements.

(c)                               Each of EQT Gathering and EQM shall supplement, in writing and in the same form as originally prepared, the information set forth in the Jupiter Disclosure Schedules and the EQM Disclosure Schedules, as applicable, with respect to any matter now existing or hereafter arising that, if existing or occurring at or prior to the date of this Agreement, would have been required to be set forth or described in such Disclosure Schedules or that is necessary to correct any information in such Disclosure Schedules or in any representation or warranty of EQT Gathering, EQM or EQM Gathering Opco, as applicable, which has been rendered inaccurate thereby promptly following discovery thereof; provided, however, that neither party may supplement the information set forth in the Disclosure Schedules pursuant to this Section 5.3(c) following the date that is five (5) Business Days prior to the Closing Date.  Notwithstanding anything to the contrary herein, upon the providing of any supplement permitted to be provided under this Section 5.3(c), the Jupiter Disclosure Schedules or the EQM Disclosure Schedules, as applicable, shall be treated as being amended with respect to such supplemented information; provided, however, no such supplement shall have any effect for purposes of determining (i) the satisfaction of the conditions set forth in Article VI, the compliance by EQT Gathering, EQM or EQM Gathering Opco with any covenant set forth herein or for purposes of either party’s right to terminate this Agreement under Article VII or (ii) the entitlement of a party to indemnification under Article VIII.

Section 5.4                        Confidentiality.  Except as required by Applicable Law, including in connection with the Offering, each of the parties shall hold, and shall cause its Representatives to hold, in confidence all documents and information furnished to it by or on behalf of any other party to this Agreement in connection with the transactions contemplated hereby in full force and effect until the Closing Date.

Section 5.5                        Commercially Reasonable Efforts.

(a)                               Each of the parties shall use all commercially reasonable efforts to take, or cause to be taken, and to cause their Affiliates to take, or cause to be taken, all appropriate action to do, or cause to be done, all things necessary, proper or advisable under Applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements as promptly as practicable, including to (i) obtain from EQM GP, the Board of Directors, or any other governing entity or organization applicable to a party hereto, any corporate, partnership or limited liability company consents, approvals or authorizations as are necessary for the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, (ii) obtain from Governmental Authorities and other Persons all consents, approvals, authorizations, qualifications and orders, including, but not limited to, those required under the HSR Act, and provide to Governmental Authorities and other Persons all notices, as are necessary for the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, (iii) promptly make all necessary filings, including, but not limited to, those required under the HSR Act, and thereafter make any other required submissions, with respect to this Agreement required under any Applicable Law, and (iv) have vacated, lifted, reversed or overturned any order, decree, ruling, judgment, injunction or other action (whether temporary, preliminary or permanent) that is in effect and that enjoins, restrains, conditions, makes illegal or otherwise restricts or prohibits the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements.  In furtherance and not in limitation of the foregoing, the parties hereto shall permit each other reasonably to participate in the defense and settlement of any claim, suit or cause of action relating to this Agreement, the Contribution or the other transactions contemplated hereby, and shall not settle or compromise any such claim, suit or cause of action without EQM’s and EQT Gathering’s written consent.  Notwithstanding anything herein to the contrary, no party shall be required by this Section 5.5 to take or agree to undertake any action, including entering into any consent decree, hold separate order or other arrangement, that would (A) require the divestiture of any material assets of EQM, EQT Gathering (except for the Jupiter Assets pursuant to the Contribution) or any of their respective Affiliates, or (B) limit in any material respect EQM’s freedom of action with respect to, or its ability to consolidate and control, EQM Gathering Opco or any of its assets or businesses or any of EQM’s or its Affiliates’ other assets or businesses.

(b)                              Without limitation to the provisions of subsection (a) hereof, EQT Gathering and EQM shall give promptly such notice to third parties and obtain such third party consents and estoppel certificates as the other party may in its reasonable discretion deem necessary or desirable in connection with the transactions contemplated by this Agreement and the Ancillary Agreements.  The parties shall cooperate and assist one another in giving such notices and obtaining such consents and estoppel certificates; provided, however, that no party shall have any obligation to give any guarantee or other material consideration of any nature in connection with any such notice, consent or estoppel certificate or consent to any material change in the terms of any agreement or arrangement.

(c)                               None of the parties shall, directly or indirectly, enter into any agreement with a Governmental Authority to, or represent to a Governmental Authority that it will, delay or not consummate the transactions contemplated by this Agreement or any Ancillary Agreement, except with the prior written consent of EQM or EQT Gathering, as the case may be, such consent not to be unreasonably withheld.  To the extent permitted by Applicable Law and subject to any confidentiality restrictions of such Governmental Authority, each party shall (x) promptly notify the other party of any written communication to that party from any Governmental Authority and, subject to Applicable Law and subject to any confidentiality restrictions of such Governmental Authority, permit the other party to review in advance any proposed written communication to any such Governmental Authority and incorporate the other party’s reasonable comments, (y) not agree to participate in any substantive meeting or discussion with any such Governmental Authority in respect of any filing, investigation or inquiry concerning this Agreement or the transactions contemplated hereby unless it consults with the other party in advance and, to the extent permitted by such Governmental Authority, gives the other party the opportunity to attend and (z) furnish the other party with copies of all correspondence and written communications between them and their Affiliates and their respective representatives on one hand, and any such Governmental Authority or its respective staff on the other hand, with respect to this Agreement and the transactions contemplated hereby.  Each party shall promptly notify the other parties in writing of any pending or, to the Knowledge of such party, threatened proceeding or investigation by any Governmental Authority or any other person (i) challenging this Agreement or the consummation of the transactions contemplated hereby or seeking material damages in connection with consummation of the transactions contemplated by this Agreement or any Ancillary Agreement or (ii) seeking to restrain or prohibit the consummation of the transactions contemplated by this Agreement or any Ancillary Agreement.  Notwithstanding the foregoing, the parties acknowledge and consent to any party hereto making the necessary filings under the HSR Act in connection with the Contribution.

Section 5.6                        Public Announcements.  None of EQM, EQM Gathering Opco, or EQT Gathering, nor any of their Representatives, will issue any press release or otherwise make any public statements with respect to the transactions contemplated by this Agreement, including the Contribution, without the prior written consent of EQM GP, except as may be required by Applicable Law or any securities exchange on which the securities of a party are listed for trading, and in which case, the party required to issue such release shall provide EQM GP with reasonable advance notice prior to making any such disclosure, and shall consult with the other party regarding the form and content of such required disclosure.

Section 5.7                        Acknowledgements.  Each of EQM and EQM Gathering Opco, on the one hand, and EQT Gathering, on the other hand, acknowledges that it has relied on the representations and warranties of the other parties expressly and specifically set forth in this Agreement, including, in the case of EQM and EQM Gathering Opco, the Jupiter Disclosure Schedules as they exist on the date hereof and attached hereto, and, in the case of EQT Gathering, the EQM Disclosure Schedules as they exist on the date hereof and attached hereto.  Such representations and warranties constitute the sole and exclusive representations and warranties of the parties hereto in connection with the transactions contemplated hereby, and the parties hereto understand, acknowledge and agree that all other representations and warranties of any kind or nature expressed or implied are specifically disclaimed.

Section 5.8                        Tax Matters.

(a)                               Assistance and Cooperation.  EQM and EQT Gathering agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information (including access to books and records) and assistance relating to the Jupiter Assets as is reasonably requested by EQM, EQT Gathering or any Affiliate for the filing of any Tax Returns, for the preparation of any audit, and for the prosecution or defense of any Tax claim.  The party requesting assistance hereunder shall reimburse the other for reasonable out-of-pocket expenses incurred in providing such assistance.  Any information obtained under this Section 5.8 shall be held confidential by the receiving party in the same manner as it holds confidential its own similar information, except (i) as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or in conducting an audit or other proceeding or (ii) with the consent of EQM and EQT Gathering.

(b)                              Transfer Taxes.  All sales, use, transfer, gains, stamp, duties, recording, and similar Taxes (collectively, “Transfer Taxes”) incurred in connection with the Contribution and the transfer of Consideration pursuant thereto shall be borne equally by EQM and EQT Gathering.  EQM and EQT Gathering shall cooperate in causing the filing of all necessary Tax Returns and timely pay all such Transfer Taxes as required by Applicable Law.

(c)                               Tax Allocation and Indemnification.  Except as provided in Section 5.8(b), EQT Gathering shall retain responsibility for (and shall be entitled to any refunds with respect to), and shall indemnify EQM and EQM Gathering Opco for, all Taxes related to the Jupiter Assets attributable to taxable periods ending on or prior to the Closing Date (the “Pre-Closing Period”), and EQM shall assume responsibility for (and shall be entitled to any refunds with respect to), and shall indemnify EQT Gathering for, all Taxes related to the Jupiter Assets attributable to taxable periods beginning after the Closing Date (the “Post-Closing Period”).  In the case of any Taxes related to the Jupiter Assets that are payable for any taxable period that begins before and ends after the Closing Date (any “Straddle Period”), the portion of such Taxes attributable to the period of time prior to the Closing Date (a) in the case of any property, ad valorem, or similar Taxes, shall be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction, the numerator of which is the number of days in the Tax period ending on (and including) the Closing Date and the denominator of which is the number of days in the Straddle Period, and (b) in the case of all other Taxes, shall be deemed equal to the amount which would be payable as computed on an interim closing-of-the-books basis if the relevant Tax period ended at the close of business on the Closing Date.  EQT Gathering shall be responsible for, and shall indemnify EQM and EQM Gathering Opco for, all Taxes related to the Jupiter Assets with respect to the portion of any Straddle Period prior to the Closing Date.  EQM and EQM Gathering Opco shall be responsible for, and shall indemnify EQT Gathering for all Taxes related to the Jupiter Assets with respect to the portion of any Straddle Period after the Closing Date.

(d)                             Filing of Tax Returns; Payment of Taxes.  Except as otherwise provided, regardless of which party is responsible for Taxes under this Section 5.8, EQT Gathering shall handle payment to the appropriate Governmental Authority of all Taxes with respect to any Pre-Closing Period (and shall file all such Tax Returns), and EQM shall handle payment to the appropriate Governmental Authority of all Taxes with respect to any Post-Closing Period (and shall file all such Tax Returns).  EQT Gathering shall deliver to EQM within thirty (30) days of filing copies of all Tax Returns filed by or on behalf of EQT Gathering after the Closing Date relating to the Jupiter Assets and any supporting documentation provided by or on behalf of EQT Gathering to taxing authorities, excluding Tax Returns related to income tax, franchise tax, or other similar Taxes.

(e)                               Tax Treatment and Related Covenants.

(i)                                  Except as otherwise provided in this Section 5.8(e), the parties acknowledge that the transactions described in this Agreement are properly characterized as transactions described in Sections 721(a) and 731 of the Code and agree to file all Tax Returns in a manner consistent with such treatment.

(ii)                              The Cash Amount shall be treated (A) as a “debt-financed transfer” to EQT Gathering under Treasury Regulations Section 1.707-5(b) to the extent the cash is traceable under the principles of Treasury Regulations Section 1.163-8T to EQT Gathering’s allocable share, determined under Treasury Regulations Section 1.707-5(b)(2), of indebtedness of EQM, (B) as a reimbursement of EQT Gathering’s preformation expenditures with respect to the Jupiter Assets within the meaning of Treasury Regulations Section 1.707-4(d) to the extent applicable, and (C) as the proceeds of a sale by EQT Gathering of the Jupiter Assets to EQM to the extent clauses (A) and (B), or any other exceptions to the “disguised sale” rules under Section 707 and the Treasury Regulations thereunder, are inapplicable.  For a period of four (4) years, except with the prior written consent of EQT Gathering, EQM will not, and EQM has no current plans to, make any payment that would reduce the outstanding principal balance of indebtedness of EQM, other than with the proceeds of a successor debt that (A) qualifies as, and is treated by EQM as, a continuation of the debt repaid under Treasury Regulations Section 1.707-5(c) as now in effect or under a comparable successor rule, and (B) under applicable federal income tax law is treated as allocable to EQT Gathering under the principles of the debt-financed transfer exception to the disguised sale rules provided in Treasury Regulations Section 1.707-5(b) as now in effect or under a comparable successor rule to the extent the reduced balance of the repaid debt was so allocated.  The parties acknowledge that EQT Gathering is disregarded for federal income tax purposes as an entity apart from EQT Production Company; accordingly, references to EQT Gathering in this Section 5.8(e) include EQT Production Company as the context requires.

(iii)                          Except with the prior written consent of EQT Gathering, EQM agrees to act at all times in a manner consistent with this intended treatment of the Cash Amount, including, if required, disclosing the distribution of the Cash Amount in accordance with the requirements of Treasury Regulations Section 1.707-3(c)(2).

(f)                                Cooperation Regarding Allocation of Contribution Value.  To the extent that any portion of the Consideration is treated as received pursuant to a sale pursuant to Treasury Regulations Section 1.707-3, EQT Gathering and EQM shall cooperate to prepare an allocation of the Consideration among the various classes of the Jupiter Assets in accordance with and as provided by Section 1060 of the Code.  The parties agree that, except as otherwise required by Applicable Law, any Tax Returns or other tax information they may file or cause to be filed with any Government Authority shall be prepared and filed consistently with any such agreed upon allocation.  The parties agree that, to the extent required by Applicable Law, they will each properly prepare and timely file Form 8594 in accordance with Section 1060 of the Code.

(g)                              Like-Kind Exchange.  Any party to this Agreement may elect to structure this transaction as a like-kind exchange pursuant to Section 1031 of the Code, and the regulations promulgated thereunder, with respect to any or all of the Jupiter Assets (a “Like-Kind Exchange”) at any time prior to the Closing Date. In order to effect a Like-Kind Exchange, a non-electing party shall cooperate and do all acts as may be reasonably required or requested by the party electing for a Like-Kind Exchange with regard to effecting such Like-Kind Exchange, including, but not limited to, permitting such Party to assign its rights under this Agreement to a Qualified Intermediary (“QI”) of such party’s choice in accordance with Treasury Regulations Section 1.1031(k)-1(g)(4) or executing additional escrow instructions, documents, agreements or instruments to effect an exchange. EQM reserves the right, at or prior to Closing, to assign its rights or a portion thereof under this Agreement with respect to any or all of the Jupiter Assets to EQM’s Qualified Exchange Accommodation Titleholder (as that term is defined in Revenue Procedure 2000-37) (“QEAT”) in connection with effecting a Like-Kind Exchange. EQT Gathering and EQM acknowledge and agree that a whole or partial assignment of this Agreement to a QI or QEAT shall not release either EQT Gathering or EQM from, or expand, any of their respective liabilities and obligations to each other under this Agreement. The party not participating in the Like-Kind Exchange shall not be obligated to pay any additional costs or incur any additional obligations in its sale or purchase, as applicable, of the Jupiter Assets if such costs are the result of the other party’s Like-Kind Exchange, and the party electing to consummate the sale as a Like-Kind Exchange agrees to hold harmless and indemnify the other party from and against all costs, expenses, claims, losses and liabilities, if any, resulting from the Like-Kind Exchange.

(h)                              Disposition of Assets.  EQM represents that it has no present intention to sell or otherwise dispose of any material portion of the Jupiter Assets acquired pursuant to the Contribution in a taxable transaction for federal income tax purposes.  In the event that, within seven (7) years following the Contribution, EQM desires to effect a disposition of a material portion of the Jupiter Assets acquired pursuant to the Contribution in a manner that results in a material increase to the tax liability of EQT Gathering resulting from the allocation of income or gain pursuant to Section 704(c) of the Code (a “Material Disposition Transaction”), such a Material Disposition Transaction would be required to be approved by an independent committee appointed for such purpose by the EQM GP Board of Directors.

Section 5.9                        Reimbursement of Expansion Cost Overruns.  EQM Gathering Opco acknowledges and agrees that following the Closing it shall be obligated under the Gas Gathering Agreement to construct the Planned Expansion in accordance with the terms of the Gas Gathering Agreement.  EQT Gathering agrees to promptly reimburse EQM Gathering Opco for the amount by which the aggregate costs of the Planned Expansion paid by EQM Gathering Opco prior to December 31, 2016, exceeds $181,800,000; provided, that if construction of the Planned Expansion is delayed past December 31, 2016 as a result of factors not within the control of EQM Gathering Opco, such reimbursement obligation shall be extended to ninety (90) days after the date of completion of the Planned Expansion.  For federal income tax purposes, EQM will report such payments, if any, as a contribution to the capital of EQM.

Section 5.10                Access to Excluded Assets.  Following the Closing, employees of EQT Gathering which are seconded to EQM Gathering Opco pursuant to the O&M Agreement shall be granted access to those Excluded Assets which are necessary to operate the Jupiter Assets.

ARTICLE VI
CONDITIONS TO CLOSING

Section 6.1                        General Conditions.  The respective obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may, to the extent permitted by Applicable Law, be waived in writing by any party in its sole discretion (provided that such waiver shall only be effective as to the obligations of such party):

(a)                               No Injunction or Prohibition.  No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any law (whether temporary, preliminary or permanent) that is then in effect and that enjoins, restrains, conditions, makes illegal or otherwise prohibits the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements.

(b)                              No Litigation.  There shall not be pending any suit, action or proceeding by or before any Governmental Authority challenging or seeking to restrain or prohibit the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements or seeking damages in connection therewith.

(c)                               Consents and Approvals.  All authorizations, consents, orders and approvals of all Governmental Authorities set forth in EQM Disclosure Schedule 3.4 and Jupiter Disclosure Schedule 4.3 hereto shall have been received or waived by such Governmental Authority and shall be reasonably satisfactory in form and substance to such party, and any notice periods set forth in EQM Disclosure Schedule 3.4 and Jupiter Disclosure Schedule 4.3 with respect to Governmental Authorities hereto shall have expired or been waived by the Governmental Authority entitled to such notice.

(d)                             Offering.  The Offering shall have been consummated and EQM shall have received not less than $600,000,000 of net offering proceeds therefrom.

(e)                               Amended and Restated Operation and Management Services Agreement.  EQM, EQM GP, EQT Gathering and Equitrans, L.P. shall have executed the Amended and Restated Operation and Management Services Agreement (the “O&M Agreement”).

Section 6.2                        Conditions to Obligations of EQT Gathering.  The obligations of EQT Gathering to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may be waived in writing by EQT Gathering in its sole discretion:

(a)                               Representations, Warranties and Covenants.  The representations and warranties of EQM and EQM Gathering Opco contained in this Agreement or any Ancillary Agreement or any schedule, certificate or other document delivered pursuant hereto or thereto or in connection with the transactions contemplated hereby or thereby shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or EQM Material Adverse Effect, which representations and warranties shall be true in all respects) both when made and as of the Closing Date, or in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or EQM Material Adverse Effect, which representations and warranties shall be true in all respects) as of such specified date.  EQM and EQM Gathering Opco shall have performed in all material respects all obligations and agreements and complied in all material respects with all covenants and conditions required by this Agreement or any Ancillary Agreement to be performed or complied with by them prior to or at the Closing.  EQT Gathering shall have received from EQM (on behalf of itself and EQM Gathering Opco) a certificate to the effect set forth in the preceding sentences, signed by a duly authorized officer of EQM.

(b)                              Ancillary Agreements.  EQT Gathering shall have received an executed counterpart of each of the Ancillary Agreements, signed by each party thereto.

(c)                               No EQM Material Adverse Effect.  There shall not have occurred any change, event or development that, individually or in the aggregate, has had or is reasonably likely to have an EQM Material Adverse Effect.  EQT Gathering shall have received from EQM (on behalf of itself and EQM Gathering Opco) a certificate to such effect, signed by a duly authorized officer of EQM.

(d)                             Consents and Approvals.  All authorizations, consents, orders and approvals of third parties set forth in EQM Disclosure Schedule 3.4 hereto shall have been received or waived by such third party and shall be reasonably satisfactory in form and substance to EQT Gathering.

Section 6.3                        Conditions to Obligations of EQM and EQM Gathering Opco.  The obligations of EQM and EQM Gathering Opco to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may be waived in writing by EQM (on behalf of itself and EQM Gathering Opco) in its sole discretion:

(a)                               Representations, Warranties and Covenants.  The representations and warranties of EQT Gathering contained in this Agreement or any Ancillary Agreement or any schedule,

certificate or other document delivered pursuant hereto or thereto or in connection with the transactions contemplated hereby or thereby shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Jupiter Material Adverse Effect, which representations and warranties shall be true in all respects) both when made and as of the Closing Date, or in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Jupiter Material Adverse Effect, which representations and warranties shall be true in all respects) as of such specified date.  EQT Gathering shall have performed in all material respects all obligations and agreements and complied in all material respects with all covenants and conditions required by this Agreement or any Ancillary Agreement to be performed or complied with by it prior to or at the Closing.  EQM shall have received from EQT Gathering a certificate to the effect set forth in the preceding sentences, signed by a duly authorized officer of EQT Gathering.

(b)                              Ancillary Agreements.  EQM shall have received an executed counterpart of each of the Ancillary Agreements, signed by each party thereto other than EQM and its Subsidiaries.

(c)                               No Jupiter Material Adverse Effect.  There shall not have occurred any change, event or development that, individually or in the aggregate, has had or is reasonably likely to have a Jupiter Material Adverse Effect.  EQM shall have received from EQT Gathering a certificate to such effect, signed by a duly authorized officer of EQT Gathering.

(d)                             FIRPTA Affidavit.  EQT Gathering shall cause to be delivered to EQM an affidavit of EQT Production Company demonstrating non-foreign status meeting the requirements of Section 1445 of the Code.

ARTICLE VII
TERMINATION

Section 7.1                        Termination.  This Agreement may be terminated at any time prior to the Closing:

(a)                               by mutual written consent of EQT Gathering and EQM;

(b)                              (i) by EQM, if EQT Gathering breaches or fails to perform in any respect any of its representations, warranties or covenants contained in this Agreement or any Ancillary Agreement and such breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.3(a), (B) cannot be or has not been cured within 15 days following delivery of written notice of such breach or failure to perform and (C) has not been waived by EQM or (ii) by EQT Gathering, if EQM or EQM Gathering Opco breaches or fails to perform in any respect any of its representations, warranties or covenants contained in this Agreement or any Ancillary Agreement and such breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.2(a), (B) cannot be or has not been cured within 15 days following delivery of written notice of such breach or failure to perform and (C) has not been waived by EQT Gathering;

(c)                               (i) by EQM, if any of the conditions set forth in Section 6.1 or Section 6.3 shall have become incapable of fulfillment prior to 120 days after the signing of this Agreement (the “Outside Date”) or (ii) by EQT Gathering, if any of the conditions set forth in Section 6.1 or Section 6.2 shall have become incapable of fulfillment prior to the Outside Date; provided, that the right to terminate this Agreement pursuant to this Section 7.1(c) shall not be available if the failure of the party so requesting termination to fulfill any obligation under this Agreement shall have been the cause of the failure of such condition to be satisfied on or prior to such date; or

(d)                             by either EQM or EQT Gathering in the event that any Governmental Authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable; provided, that EQT Gathering (if EQT Gathering is so requesting termination) or EQM and EQM Gathering Opco (if EQM is so requesting termination), as the case may be, shall have used their commercially reasonable efforts, in accordance with Section 5.5, to have such order, decree, ruling or other action vacated.

The party seeking to terminate this Agreement pursuant to this Section 7.1 (other than Section 7.1(a)) shall give prompt written notice of such termination to the other party.

Section 7.2                        Effect of Termination; Expense Reimbursement.  In the event of termination of this Agreement as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability on the part of either party except for the provisions of Section 3.8 and Section 4.16 relating to broker’s fees and finder’s fees, Section 5.4 relating to confidentiality, Section 5.6 relating to public announcements, Section 8.1 relating to indemnification, Section 9.1 relating to fees and expenses, Section 9.5 relating to notices, Section 9.9 relating to governing law, Section 9.14 relating to waiver of jury trial, Section 9.18 relating to no presumption against drafting party, and this Section 7.2.

ARTICLE VIII
INDEMNIFICATION

Section 8.1                        Indemnification.

(a)                               Indemnification by EQT Gathering.  EQT Gathering shall indemnify, defend and hold harmless EQM from any and all Adverse Consequences incurred by EQM, its Subsidiaries (including EQM Gathering Opco) and their respective officers, directors, employees, consultants and agents (the “EQM Protected Parties”), as a result of, or with respect to (i) any breach of any representation or warranty of EQT Gathering set forth in this Agreement (provided that any Adverse Consequences arising out of any breach of a representation or warranty shall be determined without giving effect to any “materiality,” “Jupiter Material Adverse Effect” and similar qualifiers), (ii) any breach of any covenant or agreement of EQT Gathering contained in this Agreement, (iii) any liabilities relating to Excluded Assets or the Retained Liabilities or (iv) any Taxes for which EQT Gathering is otherwise liable under Section 5.8.

(b)                              Indemnification by EQM.  EQM shall indemnify, defend and hold harmless EQT Gathering from any and all Adverse Consequences incurred by EQT Gathering, its Affiliates (other than EQM and its Subsidiaries, including EQM Gathering Opco) and their respective officers, directors, employees, consultants and agents (the “EQT Gathering Protected Parties”), as a result of, or with respect to (i) any breach of any representation or warranty of EQM or EQM Gathering Opco set forth in this Agreement (provided that any Adverse Consequences arising out of any breach of a representation or warranty shall be determined without giving effect to any “materiality,” “EQM Material Adverse Effect” and similar qualifiers), (ii) any breach of any covenant or agreement of EQM or EQM Gathering Opco, (iii) any Jupiter Asset Liabilities, or (iv) any Taxes for which EQM or EQM Gathering Opco is otherwise liable under Section 5.8.

Section 8.2                        Limitations Regarding Indemnification.

(a)                               The indemnification obligations (i) set forth in Section 8.1(a)(i) and (ii) (other than for a breach of Section 5.9 and Section 5.10 of this Agreement) and Section 8.1(b)(i) and (ii) shall terminate on the eighteen-month anniversary of the Closing except as otherwise provided in Section 8.2(a)(iii) below, (ii) set forth in Section 8.1(a)(iii) and (iv) and Section 8.1(b)(iii) and (iv) shall terminate on the 60th day after the termination of any applicable statute of limitations, and (iii) that relate to any breach of any representations and warranties set forth in Section 4.9 and Section 4.10 (a “Title Representation Breach”) shall terminate on the third anniversary of the Closing Date; provided, however, that any such indemnification obligation with respect to an Adverse Consequence shall survive the time at which it would otherwise expire pursuant to this Section 8.2(a) if notice of such Adverse Consequence is properly given by the party seeking indemnification (the “Indemnified Party”) to the party from which indemnification is sought (the “Indemnifying Party”) prior to such time.

(b)                              The aggregate liability of EQT Gathering under Section 8.1(a)(i) other than for liability arising from a Title Representation Breach shall not exceed 15% of the Consideration.  The aggregate liability of EQT Gathering under Section 8.1(a)(i) for Title Representation Breaches shall not exceed the Consideration paid pursuant to Section 2.8(a) of this Agreement.

(c)                               The aggregate liability of EQM under Section 8.1(b)(i) with respect to a breach of the representations and warranties set forth in Section 3.5 of this Agreement, shall not exceed the dollar value on the Closing Date of the Consideration paid pursuant to Sections 2.8(b) and (c) of this Agreement.

(d)                             No claims may be made against EQT Gathering for indemnification pursuant to Section 8.1(a)(i) unless the aggregate dollar amount of the Adverse Consequence suffered or incurred by the EQM Protected Parties exceeds $250,000, after which EQT Gathering shall be liable for the full amount of such claims in excess of $250,000, subject to the limitations of Section 8.2(b).

(e)                               No claims may be made against EQM for indemnification pursuant to Section 8.2(b)(i) unless the aggregate dollar amount of the Adverse Consequence suffered or incurred by the EQT Gathering Protected Parties exceeds $250,000, after which EQM shall be liable for the full amount of such claims in excess of $250,000, subject to the limitations of Section 8.2(c).

(f)                                In no event shall EQT Gathering be obligated to the EQM Protected Parties under Section 8.1(a) for any Adverse Consequence to the extent (i) any insurance proceeds are realized by the EQM Protected Parties, such correlative benefit to be net of any incremental insurance premium that becomes due and payable by the EQM Protected Parties as a result of such claim, or (ii) any amounts are recovered by the EQM Protected Parties from third persons.

(g)                              In no event shall EQM be obligated to the EQT Gathering Protected Parties under Section 8.1(b) for any Adverse Consequence to the extent (i) any insurance proceeds are realized by the EQT Gathering Protected Parties, such correlative benefit to be net of any incremental insurance premium that becomes due and payable by the EQT Gathering Protected Parties as a result of such claim, or (ii) any amounts are recovered by the EQT Gathering Protected Parties from third persons.  In no event shall EQM be obligated (whether by way of contribution or otherwise) to the EQT Gathering Protected Parties after the Closing Date for any Adverse Consequences owed by EQT Gathering prior to the Closing Date.

Section 8.3                        Indemnification Procedures.

(a)                               The Indemnified Party agrees that promptly after it becomes aware of facts giving rise to a claim for indemnification under this Article VIII, it will provide notice thereof in writing to the Indemnifying Party, specifying the nature of and specific basis for such claim.  Notwithstanding anything in this Article VIII to the contrary, a delay by the Indemnified Party in notifying the Indemnifying Party shall not relieve the Indemnifying Party of its obligations under this Article VIII, except to the extent that such failure shall have caused actual prejudice to the Indemnifying Party’s ability to defend against the applicable claim.

(b)                              The Indemnifying Party shall have the right to control all aspects of the defense of (and any counterclaims with respect to) any claims brought against the Indemnified Party that are covered by the indemnification under this Article VIII, including, without limitation, the selection of counsel, the determination of whether to appeal any decision of any court and the settlement of any such matter or any issues relating thereto; provided, however, that no such settlement shall be entered into without the consent of the Indemnified Party (with the concurrence of the Conflicts Committee in the case of the EQM Protected Parties) unless it includes a full release of the Indemnified Party from such matter or issues, as the case may be, and does not include any admission of fault, culpability or a failure to act, by or on behalf of such Indemnified Party.

(c)                               The Indemnified Party agrees to cooperate fully with the Indemnifying Party with respect to all aspects of the defense of any claims covered by the indemnification under this Article VIII, including, without limitation, the prompt furnishing to the Indemnifying Party of any correspondence or other notice relating thereto that the Indemnified Party may receive, permitting the name of the Indemnified Party to be utilized in connection with such defense, the making available to the Indemnifying Party of any files, records or other information of the Indemnified Party that the Indemnifying Party considers relevant to such defense and the making available to the Indemnifying Party, at no cost to the Indemnifying Party, of any employees of the Indemnified Party; provided, however, that in connection therewith the Indemnifying Party agrees to use commercially reasonable efforts to minimize the impact thereof on the operations of the Indemnified Party and further agrees to maintain the confidentiality of all files, records and other information furnished by the pursuant to this Section 8.3.  In no event shall the obligation of the Indemnified Party to cooperate with the Indemnifying Party as set forth in the immediately preceding sentence be construed as imposing upon the Indemnified Party an obligation to hire and pay for counsel in connection with the defense of any claims covered by the indemnification set forth in this Article VIII; provided, however, that the Indemnified Party may, at its own option, cost and expense, hire and pay for counsel in connection with any such defense.  The Indemnifying Party agrees to keep any such counsel hired by the Indemnified Party informed as to the status of any such defense, but the Indemnifying Party shall have the right to retain sole control over such defense.  In addition, in no event shall an EQM Protected Party be required to file a claim against any of the EQM Protected Parties in order seek indemnification under Section 8.1(a).

(d)                             The date on which the Indemnifying Party receives notification of a claim for indemnification shall determine whether such claim is timely made.

(e)                               NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, IN NO EVENT SHALL ANY PARTY’S INDEMNIFICATION OBLIGATION HEREUNDER COVER OR INCLUDE CONSEQUENTIAL, INDIRECT, INCIDENTAL, PUNITIVE, EXEMPLARY, SPECIAL OR SIMILAR DAMAGES OR LOST PROFITS SUFFERED BY ANY OTHER PARTY ENTITLED TO INDEMNIFICATION UNDER THIS AGREEMENT EXCEPT TO THE EXTENT RECOVERED IN A CLAIM BY A THIRD PARTY.

ARTICLE IX
GENERAL PROVISIONS

Section 9.1                        Fees and Expenses.  Except as otherwise provided herein and regardless of whether the transactions contemplated hereby are consummated, each party shall pay its own expenses incident to this Agreement and all action taken in preparation for carrying this Agreement into effect.

Section 9.2                        Amendment and Modification.  This Agreement may be amended, modified or supplemented by the parties at any time prior to the Closing Date.  This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing, signed on behalf of each of the parties at the time of the amendment, modification or supplement, and after the Conflicts Committee has approved such amendment, modification or supplement, as applicable.

Section 9.3                        Extension.  At any time prior to the Closing Date, the parties may, to the extent permitted by Applicable Law, extend the time for the performance of any of the obligations or other acts of the parties.  Any agreement on the part of a party to any such extension shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party.

Section 9.4                        Waiver.  At any time prior to the Closing Date, the parties may, to the extent permitted by Applicable Law, (a) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or any document delivered pursuant hereto or (b) subject to Applicable Law, waive compliance with any of the agreements or conditions of the other parties contained herein.  Any agreement on the part of a party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder.

Section 9.5                        Notices.  Any notice, request, instruction, correspondence or other document to be given hereunder by any party hereto to another party hereto (herein collectively called “Notice”) shall be in writing and delivered in person or by courier service requiring acknowledgment of receipt of delivery or by telecopier, as follows:

(a)	if to EQT Gathering, to:

EQT Gathering, LLC
c/o EQT Corporation
625 Liberty Avenue, Suite 1700
Pittsburgh, PA 15222
Attention: General Counsel
Telephone: 412-553-5907
Facsimile: 412-553-5970

with a copy (which shall not constitute notice) to:

Baker Botts L.L.P.
98 San Jacinto Blvd., Suite 1500
Austin, TX 78701
Attention: Mike Bengtson
Facsimile: 512-322-8349

(b)	if to EQM or EQM Gathering Opco, to:

EQT Midstream Partners, LP
c/o EQT Midstream Services, LLC
625 Liberty Avenue, Suite 1700
Pittsburgh, PA 15222
Attention: Chief Financial Officer
Telephone: 412-553-5863
Facsimile: 412-553-7781

with a copy (which shall not constitute notice) to:

EQT Midstream Partners, LP
625 Liberty Avenue, Suite 1700
Pittsburgh, PA 15222
Attention: Conflicts Committee Chair c/o Corporate Secretary
Telephone: 412-553-7706
Facsimile: 412-553-7781

and with a copy (which shall not constitute notice) to:

Richards, Layton & Finger, P.A.
920 North King Street
Wilmington, DE 19801
Attention: Srinivas M. Raju
Facsimile: 302-651-7701

Notice given by personal delivery or courier service shall be effective upon actual receipt.  Notice given by telecopier shall be confirmed by appropriate answer back and shall be effective upon actual receipt if received during the recipient’s normal business hours, or at the beginning of the recipient’s next Business Day after receipt if not received during the recipient’s normal business hours.  Any party may change any address to which Notice is to be given to it by giving Notice as provided above of such change of address.

Section 9.6                        Interpretation.  When a reference is made in this Agreement to a Section, Article or Exhibit such reference shall be to a Section, Article or Exhibit of this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement or in any Exhibit are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  All words used in this Agreement will be construed to be of such gender or number as the circumstances require.  Any capitalized terms used in any Exhibit but not otherwise defined therein shall have the meaning as defined in this Agreement.  All Exhibits annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein.  The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified.

Section 9.7                        Entire Agreement.  This Agreement (including the Exhibits and Schedules hereto) and the Ancillary Agreements constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the parties with respect to the subject matter hereof and thereof.  Notwithstanding any oral agreement or course of action of the parties or their Representatives to the contrary, no party to this Agreement shall be under any legal obligation to enter into or complete the transactions contemplated hereby unless and until this Agreement shall have been executed and delivered by each of the parties.

Section 9.8                        No Third-Party Beneficiaries.  Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns, and the Conflicts Committee, any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement.

Section 9.9                        Governing Law.

(a)                               This Agreement shall be construed and enforced in accordance with the Applicable Law of the Commonwealth of Pennsylvania without giving effect to the choice of law principles thereof.  Each party consents to personal jurisdiction in any action brought in any court, federal or state, within the Commonwealth of Pennsylvania having subject matter jurisdiction arising under this Agreement, and each of the parties hereto agrees that any action instituted by either of them against the other with respect to this Agreement will be instituted exclusively in a court, federal or state, within the Commonwealth of Pennsylvania.

(b)                              Each party to this Agreement waives, to the fullest extent permitted by Applicable Law, any right it may have to receive damages from any other party based on any theory of liability for any special, indirect, consequential (including lost profits), exemplary or punitive damages (except to the extent that any such damages are included in indemnifiable losses resulting from a third party claim in accordance with this Agreement).

Section 9.10                Assignment; Successors.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any party without the prior written consent of EQM (in the case of an assignment by EQT Gathering) or EQT Gathering (in the case of an assignment by EQM or EQM Gathering Opco), and any such assignment without such prior written consent shall be null and void; provided, however, that no assignment shall limit the assignor’s obligations hereunder.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 9.11                Enforcement.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  Accordingly, each of the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any state or federal court in the Commonwealth of Pennsylvania, this being in addition to any other remedy to which such party is entitled at law or in equity.  Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief.

Section 9.12                Currency.  All references to “dollars” or “$” or “US$” in this Agreement or any Ancillary Agreement refer to United States dollars, which is the currency used for all purposes in this Agreement and any Ancillary Agreement.

Section 9.13                Severability.  Wherever possible, each provision hereof shall be interpreted in such a manner as to be effective and valid under Applicable Law.  In case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision or provisions shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability, and the remainder of the provisions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto.  Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a reasonably acceptable manner so that the transactions contemplated hereby may be consummated as originally contemplated to the fullest extent possible.

Section 9.14                Waiver of Jury Trial.  EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 9.15                Counterparts.  This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

Section 9.16                Electronic Signature.  This Agreement may be executed by facsimile, portable document format (.pdf) or similar technology signature, and such signature shall constitute an original for all purposes.

Section 9.17                Time of Essence.  Time is of the essence with regard to all dates and time periods set forth or referred to in this Agreement.

Section 9.18                No Presumption Against Drafting Party. Each of EQT Gathering, EQM and EQM Gathering Opco acknowledges that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above.

EQT GATHERING, LLC

By:	/s/ Randall L. Crawford
	Name:	Randall L. Crawford
	Title:	President

EQT MIDSTREAM PARTNERS, LP

By:	EQT Midstream Services, LLC, its general partner

	By:	/s/ Philip P. Conti
	Name:	Philip P. Conti
	Title:	Senior Vice President and Chief Financial Officer

EQT MIDSTREAM SERVICES, LLC

By:	/s/ Philip P. Conti
	Name:	Philip P. Conti
	Title:	Senior Vice President and Chief Financial Officer

EQM GATHERING OPCO, LLC

By:	/s/ Randall L. Crawford
	Name:	Randall L. Crawford
	Title:	President

Signature Page to Contribution Agreement
(Jupiter Assets)